UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
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PrivateBancorp, Inc.
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April 8, 2016
Dear Fellow Stockholders:
You are cordially invited to attend the 2016 Annual Meeting of Stockholders to be held on Thursday, May 19, 2016 at 9:00 a.m., Central time, at The PrivateBank Conference Center, 120 South LaSalle Street, Lower Level, Chicago, Illinois 60603. Our Board of Directors and executive team will be there to answer questions about the Company. You can read more about the matters to be voted on at the meeting in the accompanying proxy statement.
One of the matters you will be asked to vote on is the election of 11 directors to serve on the Board for a one-year term.  Each director nominee is a current director of the Company, including two directors who were first added to our Board within the past year.  In selecting director nominees, we are deliberate in evaluating the mix of relevant skills and experience that will provide our Board the collective knowledge and diversity of perspectives to promote our overall effectiveness.  As a Board, we hold ourselves accountable to stockholders and strive to be a strategic asset to the the Company.  In the proxy statement, we describe our approach to governance and the practices we follow to fulfill our responsibilities for risk oversight, working with management to set long-term strategy for the Company and overseeing management’s execution of strategic plans.
We also are requesting your vote on an advisory basis to approve the compensation paid to our named executive officers for 2015. We structure the Company’s executive compensation programs to incent behaviors that lead to long-term stockholder value creation while prudently managing risk. As a Board, we believe that oversight of the Company’s executive compensation programs is a critical responsibility of ours to hold management accountable for achieving our strategic objectives. You can read about our executive compensation philosophy and practices, as well as key components and decisions for 2015, in the accompanying proxy statement.
Your vote is important. Even if you plan to attend the meeting in person, we strongly encourage you to designate the proxies named on the proxy card to vote your shares to ensure your shares are represented. You may designate the proxies and direct them how to vote your shares via the Internet, via telephone or by mail as described in the proxy materials. If you hold shares through a brokerage or a bank, you must instruct them how to vote your shares.

Sincerely,

James M. Guyette Chairman of the Board

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 19, 2016
NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of PrivateBancorp, Inc. will be held at The PrivateBank Conference Center, 120 South LaSalle Street, Lower Level, Chicago, Illinois 60603, on Thursday, May 19, 2016 at 9:00 a.m., Central time.
The meeting is for the purpose of considering and voting upon the following matters:

1.	Election of 11 directors nominated by the Board and identified in the accompanying proxy statement;

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	Approval of our 2015 named executive officers’ compensation on an advisory (non-binding) basis; and

4.	Such other business as may properly come before the meeting, including whether or not to adjourn the meeting, and any adjournments or postponements of the meeting.
The Board of Directors fixed March 24, 2016 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof. Only record holders of the Company’s common stock as of the close of business on the record date will be entitled to vote at the meeting. In the event there are not sufficient shares represented for a quorum, the meeting may be adjourned in order to permit the Company to solicit additional proxies. A list of stockholders entitled to vote at the meeting will be available for inspection at the Company’s offices located at 120 South LaSalle Street, Chicago, Illinois 60603, for a period of 10 days prior to the meeting and will also be available at the meeting.

By order of the Board of Directors,

Jennifer R. Evans General Counsel and Secretary
April 8, 2016

IMPORANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2016
This proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2015 and our 2015 Annual Report are available at: www.envisionreports.com/PVTB.

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EXECUTIVE SUMMARY
This executive summary highlights information contained elsewhere in this proxy statement or in our corporate governance documents published on our website at investor.theprivatebank.com under “Governance Documents.” We encourage you to read this proxy statement in its entirety before voting.
Meeting Information

Time and Date:	9:00 a.m., Central time, on Thursday, May 19, 2016.
Location:	The PrivateBank Conference Center 120 South LaSalle Street, Lower Level Chicago, Illinois 60603
How to Vote Your Shares
Your vote is important.  Please exercise your right as a stockholder and submit your proxy as soon as possible.  You may vote if you were a stockholder as of the close of business on March 24, 2016.  Stockholders may vote in person at the meeting or submit a proxy by the Internet, telephone or mail as follows:

	For registered holders: (Shares are registered in your name with our transfer agent, Computershare)	For participants in the PrivateBancorp, Inc. Savings, Retirement & Employee Stock Ownership Plan (“KSOP”):	For beneficial owners: (Shares are held in a stock brokerage account or on your behalf by a bank or other holder of record)
Electronically via the Internet:	www.envisionreports.com/ PVTB*	www.envisionreports.com/PVTB*	www.proxyvote.com*(1)
By telephone:	1-800-652-VOTE (8683)*	1-800-652-VOTE (8683)*	1-800-454-VOTE (8683)*(1)
By mail:	Use the enclosed proxy card	Use the enclosed voting direction card	Use the voting instruction form provided by your broker
Voting deadline:	1:00 a.m., Central time, on May 19, 2016	1:00 a.m., Central time, on May 16, 2016	Refer to directions received from your broker
* You will need your control number that appears on the right hand side of your Notice of Internet Availability of Proxy Materials and the proxy card, voting direction card or voting instruction form.
(1) If your broker does not use the ProxyVote service, refer to the instructions received from your broker for how vote.

If you received a Notice of Internet Availability of Proxy Materials and would like a printed copy of the materials, please follow the instructions provided in your notice.
Stockholder Voting Matters

Proposals for Your Vote	Board Voting Recommendation	Voting Standard	Page in Proxy Statement
Proposal 1: Elect 11 directors	FOR each nominee	Plurality of votes cast	1
Proposal 2: Ratify the selection of Ernst & Young LLP as our independent auditor for 2016	FOR	Majority of shares present and entitled to vote	60
Proposal 3: Approve 2015 executive compensation (non-binding)	FOR	Majority of shares present and entitled to vote	64
Voting Q&A
Who can vote? Stockholders as of our record date, March 24, 2016.
How many shares are entitled to vote? 79.3 million shares of our common stock.
How many votes do I get? One vote on each proposal for each share you held as of the record date.

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Can I change my vote? Yes, by voting in person at the meeting, delivering a new proxy card or submitting a written notice of revocation to our Corporate Secretary. But, if you hold shares through a brokerage, you will need to contact your broker for instructions on how to change your vote.
Where can I find out more information? See “Voting and Other Information” beginning on page 66.
Admission to the Annual Meeting
Admission to the annual meeting is limited to our registered and beneficial stockholders as of the record date and persons holding valid proxies from such stockholders.  Admission to our annual meeting requires proof of your stock ownership as of the record date and valid, government-issued photo identification.  For further details, see “Voting and Other Information—Admission to the Annual Meeting” on page 68.
Our Director Nominees
You are being asked to vote on the election of the following 11 directors.  All directors are elected annually by our stockholders.  Detailed information about each director’s background, skill sets and areas of expertise can be found beginning on page 3.

Name	Director Since	Principal Occupation	Independent	Other Public Company Boards
Diane M. Aigotti	2015	Managing Director and CFO, Ryan Specialty Group, LLC	Yes	None
Norman R. Bobins	2008	CEO, Norman Bobins Consulting LLC; Former Chairman, CEO and President of LaSalle Bank, N.A.	No	3
Michelle L. Collins	2014	President, Cambium, LLC; Former Managing Director, Svododa, Collins L.L.C.	Yes	1
James M. Guyette Chairman of the Board	1990	Former Chairman, CEO and President of Rolls-Royce North America, Inc.	Yes	1
Cheryl Mayberry McKissack	2003	COO, Johnson Publishing Company, and President, JPC Digital	Yes	1
James B. Nicholson	2009	Chairman and Former CEO and President, PVS Chemicals	Yes	1
Richard S. Price	2015	Chairman and CEO, Mesirow Financial Holdings, Inc.	Yes	None
Edward W. Rabin	2003	Former President, Hyatt Hotels Corporation	Yes	1
Larry D. Richman	2007	President and CEO, PrivateBancorp, Inc. and The PrivateBank and Trust Company	No	None
William R. Rybak	2003	Former Executive Vice President and CFO, Van Kampen Investments, Inc.	Yes	2
Alejandro Silva	2005	Chairman and CEO, Evans Food Group, Ltd.	Yes	None

Board Composition Metrics
Our Board believes that a mix of experience, relevant skills and knowledge, and a diversity of perspectives among directors enhances the Board’s overall effectiveness.  As part of our ongoing Board development in recent years, we have sought to enhance this mix and to balance fresh and diverse perspectives with the value of continuity in leadership and historical knowledge about our business and regulatory environment.  We require that a substantial majority of our directors be independent of management. The following tables highlight the composition of our 11 directors who are standing for election at the 2016 annual meeting:
Overview of Our Corporate Governance
Our Board holds itself accountable to investors, regulators and other stakeholders. Our Board is committed to exercising good corporate governance practices that promote the long-term interests of our stockholders, enhance risk oversight and strengthen Board and management accountability.  Over the past decade, our business has evolved from a more traditional community banking model with $4.3 billion of total assets at year end 2006 to a sophisticated middle market commercial banking model with $17.3 billion of total assets at year end 2015.  As we have grown and transformed our business, we have focused on the importance of maturing our overall corporate governance and risk management practices to keep pace with this growth.
Our Board, primarily through its Corporate Governance Committee, works with management to actively monitor governance trends among public companies generally and peer financial institutions specifically and evaluate our approach relative to evolving practices.  Another important focus of ours is satisfying expectations regarding governance practices from regulatory authorities and significant institutional stockholders. The following highlights some of the governance enhancements we have made over the past few years and summarizes key governance practices we follow:

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Annual Director Elections. At the 2013 annual meeting, we sought and obtained stockholder approval of an amendment to our certificate of incorporation to eliminate our classified board structure. Our transition to annual elections for all directors is complete and all directors are now subject to stockholder election each year.

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Board Refreshment. Since November 2014, we have appointed three new independent directors to our Board.  At the 2015 annual meeting, one of our longest serving directors retired and, at the 2016 annual meeting, our co-founder and former chairman will retire.  Through our focus on Board refreshment and ongoing Board succession planning, our Board will have the benefit of fresh perspectives from newer members combined with the experience and leadership of longer-tenured members.

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Board Diversity. Two of the three new directors we have added to our Board since November 2014 are women. Three of our current directors are women, representing 27% of the directors who are standing for election at the annual meeting. Additionally, three of our directors represent ethnic or racial minority groups.

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Expertise and Skill Sets Added to the Board. The three new directors we have recently added bring important experience and skill sets to our Board.  Michelle L. Collins has significant public company board experience, including service as an audit committee financial expert, and significant financial analysis skills and capital markets and corporate transactional experience.  Diane M. Aigotti’s experience includes serving as chief financial officer and chief risk officer for global insurance organizations and her functional expertise contributes to the Board’s financial, risk management and strategic oversight. Richard S. Price has decades of executive management experience in the financial services industry, affording him insights in corporate strategy, strategic growth and risk management.

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Policy Against Hedging and Pledging Company Stock. In 2014, consistent with evolving best practices, we strengthened our Anti-Hedging and Pledging Policy to prohibit all hedging and pledging of Company stock by directors and executive officers. None of our directors or executive officers has any outstanding hedging or pledging arrangement.

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Policy Prohibiting Director “Overboarding.” We limit the number of other public company boards on which our directors are permitted to serve. Any director who is a full-time executive of another company may only serve on two outside boards (i.e., three including the Company) and any other director may only serve on three outside boards (i.e., four including the Company). Each of our directors is in compliance with this policy.

Key Governance Practices

Annual Director Elections:	Yes
Voting for Director Elections:	We elect directors by a plurality voting standard, the default rule under Delaware law. Over the past five annual meetings, no director has received less than 93% of the total shares entitled to vote.
Director Independence:	Currently, 9 of 12 (75%). Among director nominees, 9 of 11 (82%). Each of the Audit, Corporate Governance, and Compensation Committees is comprised 100% of independent directors.
Separate Role of Chairman & CEO:	Yes, Chairman is independent.
Stock Ownership Requirements:	Yes. CEO = 5x annual base salary, Executive Officers = 3x annual base salary, Non-Employee Directors = 3x annual cash retainer.
Hedging & Pledging Prohibition:	Yes. We prohibit all hedging/monetization transactions and pledging arrangements by directors and executive officers. No director or executive officer has any such arrangement in place.

Director Diversity:
Our Board is committed to inclusive diversity by considering director candidates with a range of experience, age, gender, ethnicity, race, and education. Among director nominees, gender diversity = 3 of 11 and ethnic/racial diversity = 3 of 11.

Term Limits / Mandatory Retirement Age:	Our Board has determined not to establish term limits or mandatory retirement age. It considers tenure and age as part of its overall Board refreshment planning.
Stockholder Voting Matters / Anti-Takeover Defenses:
Stockholder Right to Call a Special Meeting or Act by Written Consent. Our Board believes that any stockholder proposals should be considered by all stockholders at an annual meeting or a special meeting duly called by our Board. Accordingly, stockholders do not have the right to call a special meeting or act by written consent. Our Board believes these protective measures are valuable to prevent a minority of stockholders from seeking to advance short-term interests that may not be in the long-term interests of all stockholders.

Rights Plan/“Poison Pill”. We do not have a rights plan or poison pill in place.

Stockholder Voting Standard:
For matters other than director elections, we have a majority voting standard, except for charter/bylaw amendments to change the protective provisions not permitting stockholders to call a special meeting or act by written consent, which would require a two-thirds stockholder vote to change.

Compensation Clawback Policy:	Yes. See “Compensation Discussion and Analysis—Additional Information – Clawback Policies.”
Risk Committee:	We have established a standing Business Risk Committee that has been delegated responsibility to monitor risks on an enterprise-wide basis.
Board Oversight of Long-Term Strategy:
Our Board holds an off-site strategic planning session each year at which it reviews and discusses executive management’s strategic plans for long-term value creation. Themes from this strategic discussion are embedded in the Board’s meeting agendas for the year to enable the Board to hold management accountable for executing against strategic objectives.

Board Oversight of Cybersecurity:
Our Board is engaged in oversight of our cybersecurity risk management program. We use the Federal Financial Institutions Examination Council Cybersecurity Assessment Tool to identify risks, assess cybersecurity preparedness and inform risk management strategies as part of an overall cybersecurity framework. Through the Business Risk Committee’s review of regular management reporting and direct interaction with operations and technology management personnel, the Board holds management accountable for ensuring cybersecurity maturity keeps pace with our risk profile.

Annual Board Self-Assessments:
Yes. Our Board, in coordination with the Corporate Governance Committee, conducts an annual self-evaluation process to assess the performance of the Board and its committees in order to identify areas for improvement, opportunities to enhance effectiveness or skill sets to be added to the Board. Our directors also perform an annual individual peer assessment of our Chairman.

Overview of 2015 Executive Compensation
Strong 2015 Performance
2015 was another strong year for us as we grew loans and deposits, increased earnings per share and strengthened credit quality and profitability ratios. Highlights included:

•	7th consecutive year of improving our bottom line results while continuing to grow our balance sheet.

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•	EPS was up 20% in 2015 compared to 2014.

•	2015 total return to stockholders (“TSR”) was 23%; 3-year TSR was 169% and 5-year TSR was 188%.

•	Increased total loans by 12% and total deposits by 10%.

•	Credit quality improved, with nonperforming loans decreasing by 20% and our ratio of nonperforming loans to total loans decreasing to 0.41% from 0.57%.

•	Our return on average assets increased to 1.13% from 1.04% and return on average common equity increased to 11.6% from 10.9%.
2015 CEO Compensation Reflects Pay for Performance
In keeping with our pay for performance philosophy and in recognition the contributions of our CEO, Larry D. Richman, to a successful 2015 as well as his overall leadership of our long-term strategies, which we believe have contributed to our balance sheet and earnings growth trends over the past few years, the Committee awarded him increased compensation for 2015 compared to the prior year. 77% of his aggregate 2015 pay was in the form of variable performance incentives and 47% was long-term equity incentive compensation (a large portion of which was in the form of performance-based awards). We believe that these incentives place an appropriate balance on both our short-term and long-term success and stability, in alignment with stockholder interests.
Compensation Program Best Practices
We believe that our executive compensation program features many “best practices,” which are summarized below and discussed in more detail under “Compensation Discussion and Analysis—Compensation Program Highlights.”

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Pay for performance – 77% of our CEO’s and approximately 67% of our other named executive officers’ 2015 pay was variable “pay at risk,” the value of which will depend upon the Company’s stock price and performance over time.

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Focus on strategy – Performance measures under our 2015 incentive programs were linked to our financial plans, profitability and other strategic objectives in an effort to enhance long-term stockholder value.

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Equity incentives enhance executives’ long-term focus – Our equity incentives for executives vest over three years and most are structured so that the underlying shares are not distributed to them for either two or three years after vesting. This links executives’ personal financial interests to the long-term stability and success of our Company.

•	Clawback policies – We can recoup incentive pay if it is later found to have been paid inappropriately. See “Compensation Discussion and Analysis—Additional Information – Clawback Policies.”

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Consideration of risk in compensation programs – Our Board reviews behaviors that are incented by our compensation plans to confirm that we do not reward excessive risk-taking and that our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

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“Double trigger” for change-in-control benefits – Our executive employment agreements provide that executives are only entitled to receive severance benefits upon a change in control if they are terminated.

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No automatic vesting of equity on a change in control – Awards will vest in full after a change in control only if there are no replacement awards of equivalent value or if the recipient is terminated within two years of the change in control.

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PROXY STATEMENT
We are providing or making available this proxy statement to solicit, on behalf of our Board of Directors (the “Board”), your proxy to vote on the matters to be presented at the 2016 Annual Meeting of Stockholders to be held on Thursday, May 19, 2016.  We mailed the Notice of Internet Availability of Proxy Materials, and commenced providing and making available this proxy statement and other proxy materials, on April 8, 2016.  Our Board requests that you submit your proxy by the Internet, telephone, or mail so that your shares will be represented and voted at our annual meeting.
IMPORANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2016
This proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2015 and our 2015 Annual Report are available at: www.envisionreports.com/PVTB.
___________________________________________________________
PROPOSAL 1: ELECTION OF DIRECTORS
Our Board currently consists of 12 members.  All members of the Board are also members of the Board of Directors of our subsidiary bank, The PrivateBank and Trust Company (the “Bank”). As discussed below under “Corporate Governance—Director Independence,” 75% of our current Board members, and 82% of the director nominees, are “independent” as determined in accordance with Nasdaq listing standards.
We completed the declassification of our Board at the 2015 annual meeting and, accordingly, the terms of all current directors will expire at the 2016 annual meeting. One of our current directors, Mr. Ralph B. Mandell, our co-founder, former Chairman/CEO and current Chairman Emeritus, will be retiring from the Board upon the expiration of his term at the annual meeting and is not standing for reelection. The Board intends, as permitted by our by-laws, to decrease the size of the Board from 12 to 11 members effective at the beginning of our 2016 annual meeting.
The 11 nominees standing for election at the annual meeting are all currently serving as directors.  Nine of the 11 nominees were elected by our stockholders at the 2015 annual meeting and are standing for re-election.  The other two, Ms. Diane M. Aigotti and Mr. Richard S. Price, were appointed to our Board effective July 2015 and August 2015, respectively, and are standing for election by stockholders for the first time.  Each director nominee elected at the meeting will serve until our 2017 annual meeting or until his or her successor is duly elected and qualified.
Each director nominee has consented to being named in this proxy statement and to serve as a director if elected. If any nominee is unable to stand for election for any reason, the shares represented at our annual meeting may be voted for another candidate proposed by our Board, or our Board may choose to reduce its size.
YOUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF
EACH OF THE 11 DIRECTOR NOMINEES SET FORTH BELOW IN THIS PROXY STATEMENT.

Identifying and Evaluating Nominees for Director
Our Process
Our Corporate Governance Committee, which is comprised entirely of independent directors, recommends candidates to our Board for nomination. The Committee and our Board evaluate each individual candidate and nominee in the context of the Board as a whole, with the objective of recommending a slate of nominees who can best exercise independent judgment, provide effective oversight of management and serve the best interests of stockholders. In evaluating candidates and nominees, the Committee reviews the experience, qualifications, attributes and skills of current directors and the existing composition of the Board to evaluate the appropriate mix of disciplines, experience, skills, knowledge and other characteristics required of candidates in the context of the Company’s current and future needs. The Committee’s objective is to identify qualified, effective and engaged directors who, in the aggregate, have skills and experience relevant to the operation of a mid-cap publicly-traded bank in today’s competitive and challenging business environment, as well as the following attributes:

•	unquestioned integrity, ethics, reputation and character;

•	demonstrated civic leadership in the communities we serve;

•	a strong commitment to our values;

•	an ability and willingness to exercise independent judgment;

•	strong communication and leadership skills; and

•	a collegial personality, but also a willingness to challenge management and ask tough questions in a manner that encourages open discussion.
Consideration of Director Tenure. Our Board believes that a director’s tenure, as well as the aggregate tenure of all directors, should be evaluated in a fact-specific context by the Corporate Governance Committee and the Board in the exercise of their business judgment. Furthermore, the Board believes a balanced range of tenure among directors provides continuity in leadership that is key to maximizing the Board’s ability to exercise meaningful oversight. Consistent with these beliefs, we do not have specific term limits on director service or a mandatory retirement age. During 2014 and 2015, as part of our ongoing planning for orderly Board succession, we appointed three new independent directors.  Our current director tenure is relatively evenly spread among short-term (less than five years), medium-term (from five up to ten years) and long-term (ten or more years) directors.  Our Board believes this composition strikes an appropriate balance between continuity in leadership, knowledge about and experience with the Company and its strategies, risks and regulatory environment, and the addition of fresh and diverse perspectives.
Consideration of Diversity. Our Board believes that a range of experience, knowledge and judgment, as well as a diversity of perspectives on the Board, enhances the effectiveness of the Board provided that each director has the personal characteristics, commitment and experience to participate actively in the Board’s processes and responsibilities. We do not have objective diversity requirements, but in accordance with our Board’s belief regarding the importance of diversity, our Corporate Governance Guidelines provide that the Committee and the Board shall employ a process of inclusive diversity to consider a broad range of experience, age, gender, ethnicity, race, education and other attributes that contribute to the Board’s overall cognitive diversity.  Two of the three new directors added to the Board since November 2014 are women, including one who represents a racial minority group. If all 11 director nominees are elected at the 2016 annual meeting, our Board will be comprised of 27% women and 27% of individuals representing an ethnic or racial minority group.
Identifying Director Nominees. Our Corporate Governance Committee from time to time considers director candidates identified through various sources, including from other Board members, management, third-party search firms and our significant stockholders.  Ms. Aigotti and Mr. Price were appointed to the Board effective July 2015 and August 2015, respectively, and are standing for election for the first time at this meeting.  Each of Ms. Aigotti and Mr. Price were recommended to the Corporate Governance Committee for consideration as a potential director by a non-management director. The Committee follows the same director selection process and the same criteria for evaluating candidates regardless of who proposed their candidacy.
Consideration of Incumbents for Reelection. The Board believes qualified incumbents are generally uniquely positioned to provide stockholders the benefit of continuity of leadership and seasoned judgment gained through experience as a director of the Company. Accordingly, the Board generally will consider renomination of incumbent directors, provided they continue to meet the director qualification criteria adopted by the Board and have met expectations regarding attendance at Board and committee meetings and participation in and contributions to the activities of the Board.  The Committee is not, however, required to recommend the renomination of eligible incumbent directors and, as part of its annual nominee selection process, evaluates incumbents based on individual contribution, engagement and status as an independent director, the Board’s overall skills and experience and current or emerging needs of the Board and its committees.
Stockholder Recommendations of Potential Director Candidates
The Committee will consider serious director nominee recommendations from stockholders if they are timely received in accordance with the provisions of our by-laws and if the Committee deems it feasible and practical to pursue additional candidates at such time. Any stockholder who wishes to recommend a candidate for consideration by our Corporate Governance Committee may submit a written recommendation addressed to the Committee at PrivateBancorp, Inc., 120 South LaSalle Street, Chicago, IL 60603, Attention: Corporate Secretary. Under the procedural requirements in our by-laws, the written recommendation must be received at least 120 days prior to the annual meeting date and must include the specific information set forth in the director nomination procedures included as an appendix to our Corporate Governance Guidelines, which are published on our website at investor.theprivatebank.com under “Governance Documents.” The Committee did not receive any recommendations from stockholders in connection with the 2016 annual meeting.
Nominees for Election at 2016 Annual Meeting
Our Board selected 11 nominees, each of whom is a current director. Set forth below are each nominee’s name, age, tenure, principal occupation (or former principal occupation if currently retired), business experience and public company directorships held during the past five years. We also discuss relevant qualifications, attributes and skills that led the Board to conclude that the individual should continue to serve as a director.
DIANE M. AIGOTTI
Age: 51
Director Since: 2015
Principal Occupation: Executive Vice President, Managing Director & Chief Financial Officer, Ryan Specialty Group, LLC
Qualifications, Attributes and Skills
Ms. Aigotti’s responsibility for financial planning, reporting, operations, risk management, treasury management, mergers and acquisitions and tax and regulatory compliance as chief financial officer of a large privately-held global insurance organization provides her with extensive experience and functional expertise that contributes to the Board’s financial, risk management and strategic oversight. Her prior experience as as chief risk officer and treasurer at an NYSE-listed global insurance, risk management and human resources firm gave her broad experience with respect to identifying, measuring and managing key risks, focusing investment decisions and enhancing governance.
Professional Highlights

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Since 2010, has served as Executive Vice President, Managing Director and Chief Financial Officer of Ryan Specialty Group, LLC, joining as part of the founding team together with the founder and former executive chairman of Aon Corp.

•	Prior to Ryan Specialty, spent nearly eight years with Aon plc (f/k/a Aon Corp.) (NYSE: AON) as Senior Vice President, Chief Risk Officer and Treasurer.

•	Earlier in career, served as Vice President of Finance at the University of Chicago Hospitals and Health System and as budget director for the City of Chicago.
Other Leadership Experience and Service

•	Served on the board of directors of the Federal Home Loan Bank of Chicago from 2008 until joining the our Board in 2015.
NORMAN R. BOBINS
Age: 73
Director Since: 2008
Principal Occupation: Chief Executive Officer, Norman Bobins Consulting LLC; Former Chairman, CEO and President of LaSalle Bank, N.A.
Public Boards: AAR Corp (NYSE: AIR); AGL Resources, Inc. (NYSE: GAS); Omega Healthcare Investors, Inc. (NYSE: OHI)
Other Public Boards in Past 5 Years: Sims Metal Management Ltd. (NYSE: SMS) (until November 2014); Nicor Inc. (NYSE: GAS) (until November 2011, when acquired by AGL Resources, Inc.)
Qualifications, Attributes and Skills
With 48 years of banking experience and leadership, Mr. Bobins brings to the Board significant business acumen and commercial banking expertise, along with well-established relationships across Chicago’s banking, business and civic communities. He also provides valuable insight regarding financial regulation from his years of working closely with regulators.
Professional Highlights

•	Since 2008, has served as the Chief Executive Officer of Norman Bobins Consulting LLC.

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Currently serves on the boards of AAR Corp (NYSE: AIR), an aerospace and defense products and services provider, AGL Resources, Inc. (NYSE: GAS), a natural gas distributor, Omega Healthcare Investors, Inc. (NYSE: OHI), a real estate investment trust focusing on the healthcare industry, REEF America REIT II, Inc., a non-listed real estate investment trust, Transco Inc., a privately-held diversified industrial company, and ForwardLine Financial, LLC, a provider of small business merchant loans and cash advances. Until November 2014, was on the board of directors of Sims Metal Management Ltd. (NYSE: SMS), a metals recycling company, and until November 2011, was on the board of Nicor Inc. (NYSE: GAS) until its acquisition by AGL Resources, Inc.

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Retired in 2007 as Chairman, Chief Executive Officer and President of LaSalle Bank, N.A., which was the 15th largest bank in the United States at the time at the time of its acquisition by Bank of America Corp. He joined LaSalle Bank in 1990 through its acquisition of Exchange National Bank of Chicago.

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Prior to its acquisition by LaSalle Bank in 1990, was Senior Executive Vice President and Chief Lending Officer at Exchange National Bank for nine years. Prior to that, was with American National Bank and Trust Company as Senior Vice President, holding various commercial lending positions over 14 years.

Other Leadership Experience and Service

•	Recognized civic leader in Chicago, serving on the boards or advisory councils of a number of civic, philanthropic and other non-profit organizations.

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Among others, currently serves on the boards of The Field Museum, Illinois Sports Facility Authority, Navy Pier, Inc. (the non-profit maintaining and overseeing the redevelopment of Chicago’s Navy Pier) and WTTW Communications, Inc. (the public television network in Chicago).

•	Former member of the Board of Education of the City of Chicago, having been appointed by Mayor Daley for four consecutive four-year terms.

MICHELLE L. COLLINS
Age: 56
Director Since: 2014
Principal Occupation: President of Cambium, LLC; Former Managing Director, Svoboda, Collins L.L.C.
Public Boards: Ulta Salon, Cosmetics & Fragrance, Inc. (NASDAQ: ULTA)
Other Public Boards in Past 5 Years: Integrys Energy Group, Inc. (NYSE: TEG) (until June 2015); Molex, Inc. (NASDAQ: MOLX) (until December 2013); Bucyrus International, Inc. (NASDAQ: BUCY) (until July 2011)
Qualifications, Attributes and Skills
With significant financial analysis skills and capital markets and corporate transactional experience in a variety of industries, as well as significant public company board experience, Ms. Collins brings valuable knowledge and new perspectives to the Board. In particular, she has served on various public company audit and governance committees. Her mergers and acquisitions and business consulting experience with, and understanding of, small and medium-sized businesses also enables her to provide valuable insights to risk management and effective oversight of the Company’s growth strategy. Ms. Collins’s prior roles as an investment banker, private equity executive, public company audit committee member and her designation as an “audit committee financial expert” assist the Board and its Audit Committee with the oversight of financial and accounting issues.
Professional Highlights

•	Since 2007, has been the President of Cambium, LLC, a business and financial advisory firm serving small and medium-sized businesses.

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Currently serves on the board of directors of Health Care Service Corp., the largest customer-owned health insurer in the United States and an independent licensee of the Blue Cross and Blue Shield Association, and Ulta Salon, Cosmetics & Fragrance, Inc. (NASDAQ: ULTA), a beauty products retailer. Also serves on the board of directors of Strategic Marketing, Inc., a privately-held company.

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Prior public company director experience includes Integrys Energy Group, Inc. (NYSE: TEG) (from 2011 to 2015), Molex, Inc. (NASDAQ: MOLX) (from 2003 to 2013), Bucyrus International, Inc. (NASDAQ: BUCY) (from 2009 to 2011), Coldwater Creek, Inc. (NASDAQ: CWTR) (from 1997 to 2004), and CDW Corp. (NASDAQ: CDW) (from 1996 to 2007).

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In 1997, co-founded Svoboda, Collins L.L.C., a private equity firm, serving as Managing Director from 1998 through 2006. Has served as an Advisory Board Member for Svoboda Capital Partners LLC (successor to Svoboda, Collins) from 2007 through the present.

•	Began her career with William Blair & Company, LLC, advancing to the position of Principal in the Corporate Finance Department.
Other Leadership Experience and Service

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Serves on the boards of a number of civic, philanthropic and other non-profit organizations, including the Erikson Institute (as Chairman), the Chicago Public Library Foundation, the Museum of Science and Industry, Navy Pier, Inc. (the non-profit maintaining and overseeing the redevelopment of Chicago’s Navy Pier) and WTTW Communications, Inc. (the public television network in Chicago).

JAMES M. GUYETTE, Chairman of the Board
Age: 70
Director Since: 1990
Principal Occupation: Former Chairman, Chief Executive Officer and President, Rolls-Royce North America Inc.
Public Boards: The Priceline Group, Inc. (NASDAQ: PCLN)
Other Public Boards in Past 5 Years: Rolls-Royce plc (LSE: RR) (until May 2015)
Qualifications, Attributes and Skills
Mr. Guyette has extensive executive management experience involving complex business operations, with particular focus in corporate strategy, marketing, operations, risk management and corporate governance. As the former Chief Executive Officer and President of Rolls-Royce North America, he had overall management responsibility for businesses with nearly 8,000 employees and over 60 locations in the United States and Canada. In addition, Rolls-Royce’s status as a defense contractor has provided valuable insights to confronting cybersecurity challenges currently facing regulated industries, including the banking industry. His strong management skills, strategic expertise and significant executive and board leadership experience contribute to effective Board oversight of management plans, strategic direction and talent management and succession planning.  Mr. Guyette’s service on the Board since our founding provides important historical insight to our Board and continuity of leadership.
Professional Highlights

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Retired in May 2015 as Chairman, President and Chief Executive Officer of Rolls-Royce North America Inc., a subsidiary of Rolls-Royce plc (LSE: RR), where he also served as a director for many years. In leadership role at Rolls-Royce over 18 years, oversaw all Rolls-Royce companies and business units in North America, encompassing nearly 8,000 people at more than 60 locations throughout the U.S. and Canada.

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Previously, enjoyed a long and successful career with United Air Lines, Inc. In more than 28 years with the carrier, held a wide range of increasingly senior positions offering breadth and depth into all facets of airline management, including marketing, sales and daily operations.

•	Currently the independent lead director of The Priceline Group, Inc. (NASDAQ: PCLN), a major online travel and restaurant reservation provider.
Other Leadership Experience and Service

•	Serves on the Board of Regents of St. Mary’s College.
CHERYL MAYBERRY MCKISSACK
Age: 60
Director Since: 2003
Principal Occupation: Chief Operating Officer, Johnson Publishing Company, and President, JPC Digital
Public Boards: Deluxe Corporation (NYSE: DLX)
Qualifications, Attributes and Skills
A leader of several entrepreneurial ventures, Ms. Mayberry McKissack’s experience gives her a unique perspective regarding the challenges of managing growth. This knowledge and experience is relevant to the oversight of the strategic direction of the Company. Ms. Mayberry McKissack also brings sales, marketing, entrepreneurial and technology experience, areas of experience less well represented in other Board members. Through her years of corporate board experience and ongoing educational focus, Ms. Mayberry McKissack has developed strong knowledge of corporate governance best practices of board effectiveness.
Professional Highlights

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Since January 2013, has been the Chief Operating Officer of Johnson Publishing Company, the publisher of EBONY and JET magazines and owner Fashion Fair Cosmetics, and President of its digital business unit, JPC Digital.

•	Also the founder, president, and CEO of Nia Enterprises, LLC, a Chicago-based online research, marketing, and digital consulting firm.

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Previously, served as a Worldwide Senior Vice President and General Manager for Open Port Technology and as Vice President for the Americas and a founding member of the Network Systems Division for 3Com (formerly U.S. Robotics).

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Since 2007, has served on the board of directors for Deluxe Corporation (NYSE: DLX), a business services and products provider for small businesses and financial services firms, currently serving on its finance and compensation committees.

 Other Leadership Experience and Service

•	Serves as a director of the University of Chicago Medical Center, the Shedd Aquarium, the Chicago Public Library Foundation and the Gaylord and Dorothy Donnelley Foundation.

•	Previously served for ten years as an Associate Adjunct Professor of Entrepreneurship at the Kellogg School of Management at Northwestern University.

JAMES B. NICHOLSON
Age: 72
Director Since: 2009
Principal Occupation: Chairman and Former Chief Executive Officer and President, PVS Chemicals
Public Boards: DTE Energy Co. (NYSE: DTE)
Qualifications, Attributes and Skills
Mr. Nicholson has a strong background in economics and finance, as well as experience in banking and financial services, including serving on bank and financial institution boards of directors. Mr. Nicholson’s significant business management and leadership experience gained from his long career at PVS Chemicals, a privately-held global manufacturer, distributor and marketer of chemicals, provides him with skills in strategic planning and operations and insight into the needs and issues facing our core client base of middle market commercial businesses.  Additionally, his corporate board expertise from years of board service equip him with valuable governance insight and knowledge.
Professional Highlights

•	Chairman and former Chief Executive Officer and President of PVS Chemicals, a global manufacturer, distributor and marketer of chemicals based in Detroit, Michigan.

•	Before joining PVS Chemicals in 1972, held positions with First National Bank of Chicago in London and Dublin.

•	From April 2005 until October 2007, was chairman of the board of LaSalle Bank Midwest, N.A., an affiliate of LaSalle Bank, N.A.

•	Since 2012, has served on the board of directors of DTE Energy Co. (NYSE: DTE), an electric and gas utility based in Detroit, Michigan.

•	Has served on the board of directors of the Amerisure Companies, a commercial property and casualty insurer, since 1982 and as chairman since 1996.
Other Leadership Experience and Service

•	Recognized civic leader in his hometown of Detroit, Michigan, serving on the boards or advisory councils of a number of civic, philanthropic and other non-profit organizations.

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Among others, currently serves on the boards of the Detroit Symphony Orchestra (Chairman Emeritus), the Detroit Economic Club, the Community Foundation for Southeastern Michigan (Chairman) and Detroit Public Television (Chairman Emeritus).

•	Also is a member of the advisory council of the University of Chicago Graduate School of Business.
RICHARD S. PRICE
Age: 68
Director Since: 2015
Principal Occupation: Chairman and Chief Executive Officer, Mesirow Financial Holdings, Inc.
Qualifications, Attributes and Skills
Mr. Price’s decades of experience as an executive, including as chairman and chief executive officer for the past five years, of a large, Chicago-based independent diversified financial services firm provides him with extensive knowledge of the financial services industry and deep insight and connections in the middle market business community in Chicago and the Midwest.  In this role, he has dealt with a wide range of issues important to our company, including corporate strategy and strategic growth, mergers and acquisitions, risk management, talent development and overall governance.  Mr. Price’s executive responsibilities also provide him insight into the needs and issues facing our core client base of middle market commercial businesses.
Professional Highlights

•	Chairman and Chief Executive Officer of Mesirow Financial Holdings, Inc., a privately-held diversified financial services firm headquartered in Chicago, a position held since March 2011.

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Joined Mesirow Financial in 1972 and has held a number of positions, including president and chief operating officer (from March 2006 through March 2011) and president of its Insurance Services Division for 25 years.

Other Leadership Experience and Service

•	Actively involved as a board or advisory member with a wide array of civic, philanthropic and other nonprofit organizations in the Chicago area.

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Among others, currently serves on the boards of World Business Chicago (appointed by Mayor Rahm Emanuel), Rush University Medical Center, Big Shoulders Fund, Illinois Sports Facilities Authority, The Field Museum and the James Tyree Foundation.

•	Member of the United States Holocaust Memorial Museum Council (appointed by President Barack Obama).
EDWARD W. RABIN
Age: 69
Director Since: 2003
Principal Occupation: Former President, Hyatt Hotels Corporation
Public Boards: Sally Beauty Holdings Inc. (NYSE: SBH)
Other Public Boards in Past 5 Years: WMS Industries, Inc. (NYSE: WMS) (through October 2013)
Qualifications, Attributes and Skills
With significant executive management and board of director experience, Mr. Rabin brings valuable knowledge and perspective to the Board. He has public company experience on audit, compensation and corporate governance committees, both at the Company and on other public boards. Mr. Rabin also has significant experience in real estate, mergers and acquisitions and corporate strategy gained from his tenure as an executive at Hyatt Hotels Corporation, one of the largest owners and operators of hotels in the world.
Professional Highlights

•	Served as President of Hyatt Hotels Corporation from 2003 until retirement in 2006. Also served as its Chief Operating Officer beginning in 2000.

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Currently serves as a director of Sally Beauty Holdings Inc. (NYSE: SBH), a beauty supply distributor, serving on its compensation committee (as chairman) and nominating and corporate governance committee. Also currently serves on the board of advisors of First Hospitality Group, Inc., a privately held company engaged in the ownership, development and management of hotels nationally.

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Previously served as a director of WMS Industries, Inc. (NYSE: WMS), a manufacturer and distributor of gaming machines, serving as lead director and as a member of its audit, compensation and ethics committees until the company was acquired in October 2013.

LARRY D. RICHMAN
Age: 63
Director Since: 2007
Principal Occupation: President and CEO, PrivateBancorp, Inc. and The PrivateBank and Trust Company
Qualifications, Attributes and Skills
Mr. Richman brings to the Company over 32 years of banking experience and leadership skills gained from his employment at large, sophisticated financial institutions. Long recognized as a leading commercial banker in Chicago and the Midwest, in his role as CEO, Mr. Richman provides valuable insight to Board strategy discussions and all aspects of the Board’s business, commercial lending and risk management oversight.  Since joining the Company in 2007 as our CEO, Mr. Richman has led the strategic transformation of our Company with the vision to be the premier commercial bank in the Midwest.  The Board believes that the CEO should also serve as a director and act as a liaison between directors and management.

Professional Highlights

•	Joined the Company and the Bank in 2007 as our President and CEO and as a director.

•	Prior to joining us, served as President and CEO of LaSalle Bank, N.A., and President of LaSalle Bank Midwest, N.A., until their acquisition by Bank of America Corporation.

•	Began career with American National Bank and joined Exchange National Bank of Chicago in 1981, which was acquired by LaSalle Bank in 1990.
Other Leadership Experience and Service

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Involved in many civic and philanthropic organizations in Chicago, including serving on the boards of World Business Chicago (appointed by Mayor Rahm Emanuel), the Museum of Science and Industry, Northwestern Medical Group, James Tyree Foundation, Big Shoulders Fund and participating as a member of the Economic Club of Chicago and the Executives Club of Chicago.

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Also a member of the Dean’s Advisory Council at Indiana University’s Kelley School of Business and a life member of the Global Advisory Board for the Kellogg School of Management at Northwestern University.

WILLIAM R. RYBAK
Age: 65
Director Since: 2003
Principal Occupation: Former Executive Vice President and CFO, Van Kampen Investments, Inc.
Public Boards: Mutual funds in the Calamos Investments family; mutual funds in the Jackson National Life Funds family
Qualifications, Attributes and Skills
Mr. Rybak’s background as both an audit partner at a major accounting firm and a chief financial officer of a financial services firm provides him with in-depth financial knowledge and insight. He brings this valuable insight, as well as financial reporting and audit expertise and analytical and assessment skills, to enhance board oversight. Additionally, Mr. Rybak’s risk management background and knowledge of risk management functions position him to enhance the effectiveness of the Board’s risk oversight. Mr. Rybak’s prior roles as an audit partner and chief financial officer and his designation as an “audit committee financial expert” assist the Board and its Audit Committee with the oversight of financial reporting, accounting and internal audit issues.
Professional Highlights

•	From 1986 until retirement in 2000, held the position of Executive Vice President and CFO of Van Kampen Investments, Inc., a mutual fund company that was acquired by Morgan Stanley in 1996.

•	Prior to Van Kampen, was a Partner at the accounting firm KPMG LLP (formerly Peat, Marwick, Mitchell & Co.). He is a Certified Public Accountant.

•	Currently a member of the board of trustees of mutual funds in the Calamos Investments family and Jackson National Life Funds family.

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Previously served as a director of Alliance Bancorp, Inc. and its predecessor, Hinsdale Financial Corp., publicly traded banking organizations based in the Chicago area, from 1986 until 2001, and as a member of the board of directors of Howe Barnes Hoefer & Arnett, Inc., a broker-dealer firm later acquired by Raymond James Financial, Inc.

Other Leadership Experience and Service

•	Serves on the board of directors of Christian Brothers Investment Services, Inc., which provides investment management services to Catholic institutions worldwide, and recently was elected Chairman.

•	Also serves on the board of trustees of Lewis University.

ALEJANDRO SILVA
Age: 68
Director Since: 2005
Principal Occupation: Chairman and CEO, Evans Food Group, Ltd.
Other Public Boards in Past 5 Years: Walgreens Boots Alliance, Inc. (NASDAQ: WBA) (through May 2015)
Qualifications, Attributes and Skills
A successful entrepreneur as CEO of Evans Food Group, Mr. Silva has valuable experience in the areas of strategy, operations and managing growth, which contributes to his effectiveness on the Board. Mr. Silva’s public company board experience and leadership in the community are also valuable to the Company and the Board.
Professional Highlights

•	Since 1985, has been Chairman and CEO of Evans Food Group, Ltd., a privately-held snack food manufacturer and distributor and one of the largest Hispanic-owned companies in the Chicago area.

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Served as a director of Walgreens Boots Alliance, Inc. (NASDAQ: WBA) (and its predecessor, Walgreen Co. (NASDAQ: WAG)) from January 2008 through May 2015, most recently serving on its audit and nominating committees.

Other Leadership Experience and Service

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Recognized civic leader in Chicago, serving on the boards of, among others, Rush University Medical Center, Chicago Transit Authority, The Field Museum, Chicago Symphony Orchestra and Ravinia Festival.

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Also very active in Latino community affairs, serving as chairman of the advisory board of Chicago of Nafinsa ProMexico, the largest development bank in Mexico, and on the board of ABC Holding, the second largest Sociedad Financiera de Objeto Limitado (a type of financial institution) in Mexico, which focuses on developing low income housing.

Director Retiring at the 2016 Annual Meeting
Ralph B. Mandell, our co-founder, former Chairman/CEO and current Chairman Emeritus, has elected not to stand for reelection at the 2016 annual meeting as he will be retiring from the Board upon the expiration of his current term. Mr. Mandell has been a director since the Company’s inception in 1989 and is credited with successfully building the Bank from its origins as a Chicago de novo in 1991 to a multi-state bank with over $4 billion in assets at the time of our strategic transformation initiative in 2007.  He served as CEO of the Company from 1993 until 2007 and as Chairman from 1989 until 2011, at which time he retired from his long executive career with the organization. Mr. Mandell has had a distinguished 50-year career in the banking industry and has provided valuable leadership, counsel and guidance to The PrivateBank organization since its founding 25 years ago. We thank Mr. Mandell for his dedicated service to the Board and the Company.

CORPORATE GOVERNANCE
The mission of our Board is to promote the long-term value and viability of the Company in the best interests of our stockholders and serve as a strategic asset to the Company. Our Board is responsible for providing advice and counsel to, and overseeing, our Company’s management and holding them accountable for our overall performance, including with respect to creating long-term stockholder value by executing our strategic plan, adhering to overall risk appetite and prudently managing risk, complying with rules and regulations, ensuring we operate in an ethical manner and serving our clients, communities and employees. Our Corporate Governance Guidelines, which are available on our investor relations website at investor.theprivatebank.com under “Governance Documents,” describe some of the specific primary responsibilities of our Board and its committees. These Guidelines also provide more detail about our governance practices that are described in this proxy statement.
Director Independence
Our Board believes that a significant majority of our directors should be independent.  Listing rules of the Nasdaq Stock Market require that a majority of our directors, and each member of our Audit, Compensation and Corporate Governance Committees, be independent.  Additionally, consistent with Federal Reserve regulations, the chair of our Business Risk Committee is independent.
Nasdaq listing rules define independence as the director not having any relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  We use this standard to determine the independence of our directors.  The listing rules set forth certain specific relationships that automatically preclude a finding of independence, but the absence of any such relationships does not mean that the director is in fact independent.
The Corporate Governance Committee has responsibility for evaluating director independence on an annual basis and makes recommendations to the Board regarding independence determinations. To assist the Corporate Governance Committee in this regard, each director completes an annual questionnaire designed to identify relationships and transactions that might be perceived as having the potential to impair an individual’s independent judgment in carrying out his or her responsibilities as a director.  The Committee first assesses whether any of the specific relationships precluding a finding of independence under Nasdaq listing rules exist and, if not, it conducts the subjective independence analysis.
Our Board, based on the analysis of the relevant relationships and other facts conducted by the Corporate Governance Committee, affirmatively determined that 9 of our current 12 directors are independent, and 9 and of the 11 nominees for election at the 2016 annual meeting are independent.  Specifically, the following directors have been determined to be independent under Nasdaq listing rules: Ms. Aigotti, Ms. Collins, Mr. Guyette, Ms. Mayberry McKissack, Mr. Nicholson, Mr. Price, Mr. Rabin, Mr. Rybak and Mr. Silva.
In making its recommendation for independence determinations, the Corporate Governance Committee considered relationships involving directors and their affiliated entities and immediate family members that potentially could implicate independence issues.  The Board and Committee considered the following as part of its analysis:

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The banking products and services, including loans and lines of credit, provided by the Bank to several of our directors and, in some cases, to their affiliated entities and/or immediate family members.  In each case, the Bank provides these products and services in the ordinary course of business on a non-preferential basis and, in the case of outstanding credit relationships, they do not involve more than the normal risk of collectability.  The revenue we earn from these banking relationships is significantly below the quantitative thresholds in Nasdaq listing rules.

•	The amount of the Bank’s contributions to charitable institutions or other non-profit organizations for which certain of our directors serve as an officer, director or trustee.

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The ordinary course of business services that we purchase from certain subsidiaries of Mesirow Financial Holdings, Inc., where Mr. Price serves as Chairman and CEO. These transactions are described under “Transactions with Related Persons.”  The aggregate revenue earned by Mesirow from these relationships in 2015 was substantially less than 1% of its consolidated annual revenues.  These relationships have been in place for a number of years prior to Mr. Price joining our Board in August 2015.  Additionally, Mr. Price, as CEO of the holding company, does not have direct involvement with the foregoing transactions, nor is his compensation directly or materially affected by the revenue earned by Mesirow from such transactions.

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Ms. Collins sits on the board of directors of Health Care Service Corp., a large customer-owned health insurance organization that is the parent company of BlueCross BlueShield of Illinois, our employee healthcare benefits provider.  We have contracted with this organization for our healthcare benefits program for many years prior to Ms. Collins joining the Board in November 2014 and have continued to negotiate our contracts on an arm’s length basis.  Ms. Collins does not have any involvement with our relationship with BlueCross BlueShield of Illinois and is not an executive there.

Board Leadership Structure
The Board believes it is best served by having independent leadership of the Board because the separation of the Chairman and CEO roles provides a clear distinction between the management duties of the CEO and the oversight function of the Board and provides an effective system of checks and balances. Accordingly, the Board expects that it will continue to select an independent, non-executive director to serve as Chairman. In the event the Board were to appoint a Chairman who is not independent, our Corporate Governance Guidelines call for the Board to name an independent member to serve as Lead Director.
Mr. Guyette, an independent director, currently serves as our Chairman. He was selected to act as Lead Director in 2010, when Mr. Mandell, our former CEO, was serving as Chairman. Upon the retirement of Mr. Mandell from his Chairman position in 2011, the Board appointed Mr. Guyette as Chairman and he has served in that role since such time. Since late 2007, when Mr. Richman was hired as our CEO, the Chairman position has been separate from the CEO position. The primary duties of the Chairman include:

•	along with the CEO, setting the “tone at the top”;

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leading and managing the business of the Board in a manner to promote Board effectiveness, including setting agendas and chairing meetings, maintaining regular ongoing communication with the CEO and ensuring an appropriate boardroom dialogue to allow diverse perspectives to be heard and promote constructive challenge of management on critical issues;

•	ensuring appropriate board engagement in the strategic planning process;

•	chairing executive sessions of non-management and independent directors and providing prompt feedback to the CEO, as appropriate;

•	conveying Board concerns in a unified voice by prioritizing issues and synthesizing Board views on a matter;

•	providing counsel, coaching and support to management;

•	presiding at stockholder meetings;

•	calling special meetings of the Board in crisis situations; and

•	being available for consultation and direct communication, to the extent requested by significant stockholders.
Board Committees
The Board has established four standing committees to assist in discharging its duties: Audit, Compensation, Corporate Governance and Business Risk. The table below sets forth current committee membership and the number of committee meetings held during 2015.

The Audit, Compensation and Corporate Governance Committees are comprised solely of directors who have been determined by the Board to be independent under Nasdaq listing standards.  Additionally, all members of the Audit Committee satisfy the heightened independence requirements applicable to audit committee members under SEC rules and all members of the Compensation Committee satisfy the heightened independence requirements applicable to compensation committee members under Nasdaq listing standards.  The Board, consistent with the recommendation of the Corporate Governance Committee, has determined that Mr. Rybak and Ms. Collins each qualify as an “audit committee financial expert.”
The Corporate Governance Committee reviews committee composition annually and recommends to the Board appointment of committee members and committee chairs, typically at the Board meeting following the annual meeting of stockholders.

	Independent	Audit	Compensation	Corporate Governance	Business Risk
Diane M. Aigotti	Yes			X	X
Norman R. Bobins	No				X
Michelle L. Collins	Yes	X(1)	X
James M. Guyette	Yes	X		X
Ralph B. Mandell	No				X
Cheryl Mayberry McKissack	Yes		X	X*
James B. Nicholson	Yes		X	X	X*
Richard S. Price	Yes				X
Edward W. Rabin	Yes	X	X*
Larry D. Richman	No				X
William R. Rybak	Yes	X*(1)			X(2)
Alejandro Silva	Yes	X		X
Total Meetings in 2015		12	7	6	5

*	Indicates the Chair of the committee.

(1)	Designated as an audit committee financial expert.

(2)	Designated as a risk management expert.
Committee charters for the Board’s standing committees can be found on our website at investor.theprivatebank.com under “Governance Documents.” The charters describe the primary oversight responsibilities of these committees. An overview of the primary responsibilities and risks overseen by each committee are described below under “—Board Oversight of Strategy and Risk Management.”
Board Oversight of Strategy and Risk Management
Our Board believes two of its most critical responsibilities are overseeing management’s strategic framework for long-term value creation and overseeing enterprise-wide risk. As part of its critical role in long-term strategic planning, the Board annually conducts an off-site strategic planning session with members of the executive management team to review and discuss management’s strategic plan for long-term value creation. Themes from this strategic discussion are embedded in the Board’s meeting agendas for the year to enable the Board to monitor and hold management accountable for implementing and executing the strategic plan.
With respect to risk management, the Board is responsible for setting the tone-at-the-top by creating the appropriate culture of risk management, establishing risk appetite relative to our strategic plan, and overseeing an enterprise-wide risk management framework, whereas management is responsible for day-to-day assessment, monitoring and management of risk within the overall framework, including by designing and implementing the risk management control systems and procedures.
Our Board exercises its responsibility for overseeing risk management primarily through its committees, which review risk management information and interface with senior management on matters within their responsibilities and regularly report out to the Board. The following provides an overview of Committee responsibilities and the general structure for our Board’s oversight of risk management:
Business Risk Committee

•	Major Risks Overseen: credit risk; interest rate risk; liquidity risk; technology and cybersecurity risk; market risk; operational risk; capital stress testing

•	Sets appropriate policy limits with respect to credit, liquidity and interest rate risks and monitors compliance with such limits; oversees our enterprise risk management program

•	Meets regularly with our Chief Credit Risk Officer, Chief Risk Officer and Treasurer (who manages liquidity, interest rate and market risks)
Audit Committee

•	Major Risks Overseen: financial statements, systems and reporting; internal controls; internal and external audit; legal and compliance risk; related party transactions

•	Oversees the internal audit function; Director of Internal Audit reports directly to the Committee

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Oversees the independent credit review function, which is designed to ensure credit policies and processes are functioning effectively and risk ratings and regulatory credit classifications are accurate

•	Receives reporting on the internal audit program, credit review program and compliance program no less frequently than quarterly
Compensation Committee

•	Major Risks Overseen: senior executive compensation programs and incentive compensation practices to ensure the programs do not encourage imprudent or excessive risk-taking
Corporate Governance Committee

•	Major Risks Overseen: Board, CEO and senior management succession planning; Board governance matters and stockholder engagement

•	Conducts independent process for director recruitment and nominations

•	Recommends appropriate governance structure, policies and practices

•	Conducts annual Board and committee self-assessment process and peer assessment of our Chairman
Board and Committee Meetings and Attendance
During 2015, the Board held six regular meetings and two special meetings. In addition, the Board continued its practice of conducting an annual off-site session dedicated to the review and discussion of longer-term corporate strategy, strategic initiatives and other strategic considerations. The Board regularly holds dinner sessions the evening before each Board meeting for educational programs with members of management or outside presenters or for Board-only discussions. In addition to dinner meetings attended exclusively by non-management directors, the Board and its committees regularly meet in executive sessions without the CEO or other members of management present. The number of committee meetings held by each committee in 2015 are set forth above under “—Board Committees.”
During 2015, each of the directors of the Company attended at least 75% of the total number of meetings of the Board and the committees on which such director served at the time of the meeting, with no current director attending less than 92% of the total number of applicable meetings.
Board and Management Succession Planning
Our Board, primarily through the Corporate Governance Committee, manages Board refreshment and succession planning and has made this a governance focus in recent years, as evidenced by the changes to our

Board composition since 2014. Additionally, our Board, in coordination with the Corporate Governance Committee, oversees CEO and senior management succession planning. One of the most important responsibilities of our Board is selecting, evaluating and compensating our CEO and ensuring that an effective succession planning policy is in place for this role, both in the context of a contingency situation and for long-term development.
Our Board has adopted, upon the recommendation of the Corporate Governance Committee, a written management succession planning policy that specifically identifies the individual within our organization who would immediately assume the responsibilities of the chief executive officer if our current CEO were to become unable to execute his duties in an emergency or other unexpected situation.
With respect to longer-term planning, our Board has developed a framework for overseeing CEO and senior management development and succession planning matters.  Under this framework, our Board, at least annually, meets with our CEO and Chief Human Resources Officer to review talent management and the skills and experience of our executive managers, and to discuss their leadership development plans. Members of the Board regularly interact with members of senior management at Board and committee meetings, strategic planning sessions, educational programs and other Board functions, which allow directors to personally assess internal candidates.
Stock Ownership Guidelines
Our Board believes that significant stock ownership by executive officers and directors strengthens the alignment of their interests with our stockholders and promotes our long-term business objectives.  Consistent with this belief, we have adopted stock ownership guidelines pursuant to which our non-employee directors, CEO and other executive officers are expected to accumulate shares of our common stock to meet the applicable ownership level within five years of their election or appointment.  It is expected that they will acquire the required ownership level by retaining ownership of their equity compensation from the Company.  Until the required level is achieved, the individual must retain at least 50% of the net shares he or she receives as equity compensation. After the policy level is achieved, the individual must continue holding shares having a value equal to or exceeding the specified multiple of base salary or cash retainer.

Position	Stock Ownership Guideline
Chief Executive Officer	5x annual base salary
Other Executive Officers	3x annual base salary
Non-Employee Directors	3x annual cash retainer
Each of our executive officers and non-employee directors has exceeded the ownership guideline level applicable to them, other than Ms. Aigotti, Ms. Collins and Mr. Price, our newest directors, and one of our executive officers (who is not a named executive officer in this proxy statement), each of whom first became subject to the ownership requirements within the past three years and is still in the accumulation period.
Anti-Hedging & Pledging Policy
Consistent with our Board’s belief that significant stock ownership by directors and executive officers strengthens the alignment of their interests with our stockholders and promotes our long-term business objectives, we do not permit our directors and executive officers to enter into hedging and monetization transactions with respect to their shares of Company stock because such transactions can mitigate or eliminate the economic risk of ownership and consequently impair their alignment with stockholders’ interests.
We also do not permit our directors and executive officers to enter into pledge arrangements involving their shares of Company stock because such arrangements present a risk that the individual could be pressured or forced to sell Company stock to meet loan requirements, which we believe would be inconsistent with our belief in aligning their interests with long-term stockholder interests and potentially could cause us reputational harm and violate internal policies regarding transacting in Company stock.

None of our directors or executive officers has any hedging/monetization or pledging arrangements in place with respect to their shares of Company stock.
Director Continuing Education and New Director Orientation
Our directors are encouraged to seek out and attend director education seminars throughout the year on topics relevant to the banking industry and their board oversight responsibilities. Director education is also provided at regularly scheduled dinner meetings and other board training sessions, as well as in connection with meetings of the Board and its committees. These sessions include presentations from members of management, external speakers and internal subject matter experts. Members of the Board also participate as attendees or panelists in various outside professional and director continuing education programs. We reimburse directors for their attendance at such seminars.
We have a director orientation program for our new directors that includes written materials to familiarize them with our corporate organizational structure, our operations and business strategy, our board practices and governance policies, and our compliance and risk management programs and policies. We conduct in-person sessions with members of senior management, including line of business leaders, to acquaint new directors with significant business, regulatory, financial, accounting and risk management topics and related matters.  Ms. Aigotti and Mr. Price, our newest directors, participated in these orientation sessions during 2015.
Stockholder Engagement and Communicating with Our Board
We believe in proactive and transparent communication and engagement with our stockholders to promote an understanding of the values we maintain, our governance framework, the decisions we make and how me make them, our business strategy and our financial performance, and we welcome receiving communications from our stockholders regarding these matters.  Generally, the Board relies on the CEO and other executive officers to speak for the Company, and management is generally responsible for managing the Company’s corporate communications and investor relations activities.  Throughout the year, our CEO and CFO regularly interact with significant stockholders regarding our performance, business strategy and other corporate matters.
We are committed to understanding our investors’ views and guidelines on best practices regarding corporate governance and executive compensation matters and are open to discussing these matters with stockholders.  From time to time, it may be appropriate for one or more of our non-executive directors to speak or meet with stockholders.  Any such communication would occur under the direction and oversight of the Chairman.
Stockholders of the Company may contact the Board or any committee of the Board about governance-related and executive compensation matters, or other matters specific to the Board’s oversight responsibilities.  Written correspondence may be directed to the Board at PrivateBancorp, Inc., c/o Office of the Corporate Secretary, 120 South LaSalle Street, Suite 400, Chicago, Illinois 60603.  Inquiries from stockholders directed to the Board will be received and processed by the Corporate Secretary before being forwarded to the Board, the appropriate Committee or a particular director as designated in the communication. Communications relating to other topics, including those that are primarily commercial in nature, generally will not be forwarded.
Our Board expects that each director should attend the Company’s annual meeting of stockholders each year absent extenuating circumstances. All of the directors elected at the 2015 annual meeting were in attendance and we currently expect all of this year’s nominees will attend the 2016 annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth the beneficial ownership of our common stock as of March 6, 2016, with respect to (1) each director and nominee for director; (2) each of our named executive officers identified in this proxy statement; (3) all of our directors and executive officers as a group; and (4) each beneficial owner of more than 5% of our common stock, which is the only class of voting securities outstanding.

	Number of Common Shares Beneficially Owned (#)		Vested but Unsettled Restricted Stock Units (#)(1)		Restricted Stock (#)(2)	Vested but Unsettled PSUs(#)(1)	Exercisable Options (#)	Total Amount of Beneficial Ownership (#)(3)	Total Percentage Ownership(3)(4)
5% or Greater Stockholders
BlackRock, Inc. 55 East 52nd Street New York, New York 10022	7,827,443	(5)	—		—	—	—	7,827,443	9.87%
FMR LLC 245 Summer Street Boston, Massachusetts 02210	5,014,546	(6)	—		—	—	—	5,014,546	6.32%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,993,280	(7)	—		—	—	—	5,993,280	7.56%
Directors
Larry D. Richman**	328,101	(8)	89,709	(17)	—	23,073	288,680	729,563	*
Diane M. Aigotti	—		1,000			—	—	1,000	*
Norman R. Bobins	92,966		20,791		—	—	62,500	176,257	*
Michelle L. Collins	—		2,062		—	—	—	2,062	*
James M. Guyette	132,006	(9)	20,332		—	—	6,000	158,338	*
Ralph B. Mandell	479,012	(10)	12,705		—	—	—	491,717	*
Cheryl Mayberry McKissack	5,300		20,332		—	—	6,000	31,632	*
James B. Nicholson	38,132	(11)	18,997		—	—	—	57,129	*
Richard S. Price	—		1,000			—	—	1,000	*
Edward W. Rabin, Jr.	70,295	(12)	20,332		—	—	6,000	96,627	*
William R. Rybak	21,875	(13)	20,332		—	—	6,000	48,207	*
Alejandro Silva	28,768	(14)	20,332		—	—	6,000	55,100	*
Total Directors	1,196,455		247,924		—	23,073	381,180	1,848,632	2.31%
Non-director Named Executive Officers
Kevin M. Killips	112,568		5,126	(18)	—	9,005	91,146	217,845	*
Bruce R. Hague	99,390	(15)	4,162	(18)	—	10,184	17,806	131,542	*
Bruce S. Lubin	99,734		4,686	(18)	—	8,131	122,790	235,341	*
Karen B. Case	65,505	(16)	3,741	(18)	—	6,286	121,000	196,532	*
Total Directors and Executive Officers (21 persons)	1,751,863		277,598	(19)	573	84,899	1,044,181	3,159,114	3.91%

*	Less than 1%

**	Denotes person who serves as a director and who is also a named executive officer.

(1)
Excludes unvested restricted stock units (“RSUs”) and performance share units (“PSUs”) and includes (1) RSUs that have vested but not yet settled and (2) PSUs that have vested but not yet settled. While recipients of RSUs and PSUs have no voting power with respect to the underlying shares until the units settle (and no executive’s RSUs or PSUs are scheduled to settle within 60 days of the date of this table), they are included because the structure of the Company’s director and executive compensation programs place significant emphasis on the use of RSUs and PSUs with delayed settlement features. To exclude vested RSUs and PSUs (which the recipient has a legal right to receive in the future) solely because there are no current voting rights would not accurately reflect their financial interest in the Company. With respect to our directors, the table includes (1) all vested RSUs that have not yet settled because the director may receive the underlying shares upon leaving the board at any time and (2) those unvested RSUs that are subject to vesting on the basis of continued service between March 6, 2016 and June 1, 2016.

(2)	Reflects shares subject to vesting on various dates within the next three years on the basis of continued service for which the holder has voting power prior to vesting.

(3)	Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, subject to footnote (1) above.

(4)	Based upon 79,291,548 total shares outstanding as of March 6, 2016.

(5)	Based on information included in a Schedule 13G/A filed on January 27, 2016 by BlackRock, Inc.

(6)	Based on information included in a Schedule 13G/A filed on February 12, 2016 by FMR LLC.

(7)	Based on information included in a Schedule 13G/A filed on February 10, 2016 by The Vanguard Group.

(8)	Includes 292 shares allocated to Mr. Richman’s account in the KSOP.

(9)	Includes 7,300 shares held by Mr. Guyette’s spouse and 8,906 shares held in the Company’s deferred compensation plan.

(10)	Includes 69,000 shares held by Mr. Mandell’s spouse.

(11)	Includes 9,515 shares held in the Company’s deferred compensation plan.

(12)	Includes 5,250 shares held by Mr. Rabin’s spouse and 4,933 shares held in the Company’s deferred compensation plan.

(13)	Includes 2,610 shares held by Mr. Rybak’s spouse.

(14)	Includes 15,356 shares held in the Company’s deferred compensation plan.

(15)	Includes 1,300 shares held by Mr. Hague’s spouse, 4,593 shares allocated to Mr. Hague’s account in the KSOP, and 5,301 shares in the Company’s deferred compensation plan.

(16)	Includes 963 shares held in the Company’s deferred compensation plan.

(17)	Excludes 45,843 unvested RSUs for Mr. Richman, which will vest over the next three years on the basis of continued employment.

(18)
Excludes the following unvested RSUs which will vest over the next three years on the basis of continued employment: Mr. Killips (14,280); Mr. Hague (12,333); Mr. Lubin (13,408); and Ms. Case (10,724).

(19)	Excludes a total of 134,571 unvested RSUs granted to executive officers which will vest over the next three years on the basis of continued employment.

COMPENSATION DISCUSSION AND ANALYSIS
This section describes our executive compensation program, including 2015 compensation, for our named executive officers:
Larry D. Richman     President and CEO
Kevin M. Killips    Chief Financial Officer
Bruce R. Hague        Head of National Commercial Banking and Regional Markets
Bruce S. Lubin        Head of Illinois Commercial Banking
Karen B. Case        Head of Commercial Real Estate
We present our Compensation Discussion and Analysis in the following sections:

Pay for Performance Analysis	Summarizes 2015 operating performance and total stockholder return, our CEO’s 2015 pay, and key 2015 executive compensation decisions.

Compensation Program Highlights	Indicates the compensation and compensation-related governance “best practices” we follow.

What We Pay and Why We Pay It	Discusses our compensation philosophy, pay mix, the structure of our 2015 program and the rationales underlying the Compensation Committee’s 2015 pay decisions.

How We Make Compensation Decisions
Describes the Committee’s procedures for making compensation analyses and decisions, including its use of an independent compensation consultant, how the Committee incorporates risk considerations in its incentive compensation decisions, how it defines our peer group and how it uses peer group data.

Additional Information	Describes our clawback policies, employment agreements, practices regarding tax deductibility of compensation, the Committee’s consideration of say-on-pay votes and our investor outreach.
Pay for Performance Analysis
Strong 2015 Performance
In 2015, we continued our profitability and growth trends. 2015 performance highlights included:

•	The seventh consecutive year of improving our bottom line results while continuing our growth.

•	Earnings per share was up 20% to $2.32 in 2015 from $1.94 in 2014 and net income increased 21% compared to 2014.

•	We increased total loans by 12% and total deposits by 10% during 2015 to $13.3 billion and $14.3 billion, respectively.

•	Credit quality improved, with nonperforming loans decreasing by 20% and our ratio of nonperforming loans to total loans decreasing to 0.41% from 0.57%.

•	We greatly improved our performance on various profitability metrics. Our return on average assets (“ROA”) for 2015 increased to 1.13% from 1.04% in 2014 and our return on average common equity

(“ROE”) for 2015 increased to 11.6% from 10.9% for 2014. These results placed us as the 5th highest for ROA and 3rd highest for ROE in our 20-bank peer group.
Our Total Stockholder Return
Our strong operating performance helped contribute to a total return to our stockholders (“TSR”) of 23% for 2015, exceeding TSR performance at all but one of our 20 bank peers. Over the past three years, our TSR was 169%, ranking the 2nd highest in our peer group. And over the past five years, our TSR was 188%, the 3rd highest of that group.

Total Stockholder Return (%)

5 Years
3 Years
1 Year
0%
20%
40%
60%
80%
100%
120%
140%
160%
180%
200%
PrivateBancorp, Inc.
Median TSR of PrivateBancorp, Inc.'s current peer group
NASDAQ Bank Index

The published industry total return equity index used for this comparison is the Center for Research in Security Prices index for NASDAQ Bank Stocks. Total stockholder return (TSR) is the total return of common stock over a specified period, expressed as a percentage (calculated based on the change in stock price over the measurement period, assuming reinvestment of dividends).

Source: SNL

2015 CEO Compensation
In keeping with our pay for performance philosophy and in recognition of Mr. Richman’s contributions to a successful 2015 as well as his overall leadership of our long-term strategies, which we believe have contributed to our balance sheet and earnings growth trends over the past few years, the Committee awarded him increased compensation for 2015 compared to the prior year. As in 2014, the Committee structured Mr. Richman’s 2015 pay to include a large proportion of variable performance incentives. We believe these incentives place an appropriate balance on both our short-term and long-term success, in alignment with stockholder interests. The components of his 2015 pay, as awarded, are graphically reflected below and fully explained in “—What We Pay and Why We Pay It.”

Components of Mr. Richman's 2015 Compensation(1)

Long-Term
47%
Stock
Options
9%
RSUs
19%
Pay at
Risk(2)
77%
PSUs
19%
Salary
23%
Annual
Incentive
30%
Short Term
53%

(1) Excludes (a) perquisites, (b) the accounting valuation impact of the structure of our equity awards and (c) equity grants made in 2015 that relate to 2014.

(2) "Pay at Risk" refers to those compensation elements for which the realizable value is uncertain at the time of grant and dependent on the Company's performance over time.

Mr. Richman received a merit-based 2015 base salary increase of $25,000 compared to the prior year. In making the adjustment, the Committee recognized Mr. Richman’s effective leadership, performance against his personal objectives and the recent growth of the company. The Committee also considered internal pay equity and decided to increase Mr. Richman’s base salary by a percentage that was no more than the aggregate percentage salary increases for the other executive officers as a group.
Mr. Richman’s annual incentive target opportunity for 2015 was 125% of his base salary, a level set by the terms of his employment agreement and unchanged since 2007. He earned a 2015 incentive award of approximately 136% of target. In approving this award, the Compensation Committee evaluated the company’s performance against the Company-wide annual bonus plan metrics, the strength of the entire executive team which was hand-picked, and is overseen by, Mr. Richman, as well as his individual performance relative to the Company’s and his personal strategic goals. Related to Mr. Richman’s success in implementing the company’s strategies, the Committee also considered the Company’s growth and profitability trends over the past few years under Mr. Richman’s leadership. The dollar value of this 2015 annual incentive award was $1.7 million. As in prior years, 75% of this incentive was paid in cash and 25% was reflected in an award of restricted stock units (“RSUs”) granted in February 2016. Similar to 2014, the portion of Mr. Richman’s 2015 annual incentive paid in equity is not reflected in the Summary Compensation Table for 2015 but will appear in the table in 2016 because it was granted in February 2016. Finally, the Committee awarded Mr. Richman a 2015 long-term equity incentive award of $1.6 million for the reasons described below under “—What We Pay and Why We Pay It – Long Term Incentives.”
Mr. Richman’s total 2015 pay compared to the prior year increased 24% as set forth in the table below. The total stockholder return earned by our stockholders during 2015 was 23% and our EPS increased 20% compared to the prior year. We note that the amounts in the table below differ from the amounts in the Summary Compensation Table due to SEC reporting rules which require us to report equity in the Summary Compensation Table in the year granted, regardless of the performance year to which the awards relate. The reporting rules also require us to report equity in amounts that oftentimes reflect accounting values based on required calculations and certain assumptions, rather than actual dollar amounts as approved by the Compensation Committee.

Comparison of 2014 and 2015 CEO Compensation
	Base Salary	Annual Incentive	Long-Term Equity Incentive	TOTAL
2014 CEO Compensation	$975,000	$1,305,281	$1,175,000	$3,455,281
2015 CEO Compensation	$1,000,000	$1,700,000	$1,600,000	$4,300,000
Key 2015 Compensation Decisions
We continued our emphasis on incentivizing and rewarding advancement of our longer-term strategic priorities in the 2015 executive compensation programs. The Committee believed that the 2014 executive programs were appropriately incentivizing executives while balancing short-term incentives with the long-term safety and soundness of the Company. As a result, other than certain metric changes in our annual incentive program, the Committee did not make significant changes to our 2015 programs from the prior year. Specifically, the Committee made the following key decisions in 2015, each as discussed under “—What We Pay and Why We Pay It.”
Annual Incentive Plan

•
Our 2015 annual incentive plan continued to focus our executives on strategic imperatives to improve earnings, strengthen our balance sheet, increase fee income, and continue to develop an improved deposit funding base. The Committee chose metrics and assigned relative weightings to create balanced incentives among driving profitability and continuing efforts to develop appropriate funding sources, all while retaining appropriate credit levels.

•
We exceeded target performance on three of the four performance metrics under our 2015 annual incentive plan, including the average non-brokered deposits metric which exceeded the “superior” performance level. Based on the performance for all four metrics, the Committee approved a corporate-wide 2015 bonus pool funding at 112.8% of target.

•
We continued our historical practice of deferring 25% of each executive’s 2015 annual incentive in the form of RSUs. The RSUs vest ratably over three years but the shares of stock underlying them are generally not distributed to executives until three years after vesting, thereby aligning their long-term interests with those of our stockholders.

Long-Term, Performance-Based Focus/Aligning Executives’ and Stockholders’ Interests

•	We increased the portion of our named executive officers’ aggregate 2015 total direct pay that is variable pay at risk from 68% in 2014 to 71% in 2015.

•
We maintained the mix of executives’ 2015 long-term equity awards at 50% performance share units (“PSUs”), 25% RSUs and 25% stock options to continue to emphasize performance-based compensation. Unlike RSUs which vest over time based solely on continued employment at a quantity equal to the number granted, the vesting and ultimate value of the PSUs depends on our three-year performance against two metrics as described in the immediately following bullet.

•
We also continued our 2014 PSU design into 2015 under which the amount earned at the end of the performance period will depend on both our cumulative earnings per share against a three-year target and our stock price performance relative to other banks within a pre-selected reported banking company index. Shares earned based on our 2015-2017 cumulative EPS performance can range from 0% to 150% of target and those earned shares will then be adjusted up or down by 33% based on our three-year relative TSR performance.

•
As in 2014, earned 2015 PSUs will not settle for two years after vesting, thereby reducing costs (due to a lack-of-marketability accounting discount), reinforcing long-term alignment, balancing risk and providing us the opportunity to recoup (clawback) some or all of the value of the PSUs if an executive engaged in inappropriate or excessively risky behavior.

•
The RSUs granted to our executives as part of their 2015 long-term incentives in early 2015 vest ratably over three years. However, to enhance long-term alignment, they include a delayed settlement feature under which, for all executives other than our CEO, the shares underlying the RSUs will generally not be settled/distributed to the executives until early 2021 (three years after the final tranche vests). Settlement of the RSUs granted to Mr. Richman in early 2015 as part of his long-term incentive will be delayed until he resigns or otherwise separates from us for any reason.

•
Beginning with all equity awards in early 2015, the Committee revised the impact of retirement on awards. This was done to both increase the competitiveness of our retirement benefits, but also to avoid a disincentive for executives to retire when they believed it appropriate to do so. In general, it became slightly easier to qualify for retirement treatment under all of our equity awards and, for the 25% portion of the annual bonus deferred in the form of RSUs to executives, retiring executives will now continue to vest in such equity after retirement rather than vesting only pro-rata to the date of retirement. This latter change has the effect of encouraging executives’ longer-term view, in alignment with stockholders, since the ultimate value of these awards will depend on the longer-term success of the Company.

Risk Considerations

•
During 2015, the Committee enhanced and formalized its consideration of risks relating to incentive compensation and believes it has structured an executive compensation program with incentives that appropriately balance risk and financial results in a manner that does not encourage executives to expose the Company to imprudent or excessive risks. For more information, see “—How We Make Compensation Decisions – Risk Considerations.”

Compensation Program Highlights
Our executive compensation program features many “best practices.” Asterisks in the table below indicate practices where we made changes during the last year.

Practices We Follow
✓
Pay for performance – A significant percentage of total 2015 compensation for executives (77% for our CEO in 2015 compared to 72% in 2014) is variable “pay at risk,” the value of which will depend upon Company performance and/or stock price performance.

✓
Linkage between performance measures and strategic objectives – Performance measures for incentives are linked to financial plans, profitability and other strategic objectives we believe will enhance long-term stockholder value.

ü¬
Post-vesting delayed settlement for executive officers – To balance risk, enhance alignment with creation of long-term stockholder value and manage expense associated with long-term incentives, we embed a significant post-vesting delayed settlement feature in our awards.  Shares underlying RSUs granted in 2015 to executive officers generally will not be settled (or distributed to them) until early 2021 (three years after the final tranche vests) so that the executives may not sell such shares until approximately six years from grant. Similarly, 2015 PSUs earned after a three-year performance period are not settled (and therefore the underlying shares of common stock may not be sold) for an additional two years after vesting.

✓	Clawback policies – We have the right to recoup annual and long-term incentive compensation from our executive officers and others. See “—Additional Information – Clawback Policies” below.

ü¬
Periodic compensation risk reviews – The Committee periodically (but at least annually) reviews the risks incented by our compensation plans as well as related mitigating controls to confirm that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Committee enhanced such reviews in 2015 by increasing the role of the Risk and Compliance departments in such reviews and, in alignment with regulatory guidance, added a consideration of risk matters in connection with bonus pool determinations and allocations, as well as executive officer annual incentive payout decisions.

✓	Independent compensation consultant – The Committee retains an independent compensation consultant to review and advise on our executive compensation program and practices.

✓
“Double trigger” for executives’ severance – Our executives’ employment agreements entitle them to severance benefits upon a change in control, but only if they are involuntarily terminated without cause or they voluntarily resign for good reason within two years following, or six months prior to, the change in control. In the case of Mr. Richman, “good reason” includes his voluntary termination of employment during the 90-day period beginning on the first anniversary of a change in control.

✓
No automatic vesting of equity on a change in control – Under our equity plan, if outstanding awards are assumed or replaced with an award of equal or greater value upon a change in control, such awards will not vest automatically but will remain outstanding. However, if within two years of the change in control, an employee is involuntarily terminated other than for cause, then his or her unvested awards vest fully upon such termination.

✓
Robust stock ownership guidelines – The Board believes that significant stock ownership by executives and directors aligns their interests with stockholders and promotes long-term business objectives. All of our executives and directors have exceeded the guideline level applicable to them other than our three newest directors and one of our executive officers (that is not a named executive officer), each of whom is still in the accumulation period. See “Corporate Governance—Stock Ownership Guidelines.”

✓
Anti-Hedging & Pledging Policy – The policy, applicable to directors and executive officers, prohibits both hedging and pledging of our stock. None of our executives or directors has outstanding hedges or pledges of our stock. See “Corporate Governance—Anti-Hedging & Pledging Policy.”

What We Pay and Why We Pay It
Executive Compensation Philosophy
Decisions regarding the compensation program design for our executives, as well as individual pay decisions, are made in the context of our compensation philosophy, which seeks to link executive compensation to our short-term and long-term financial success and strategic priorities.  We believe our executive compensation program should:

•	Enable us to appropriately compete for and retain talented employees;

•	Reward performance and focus on long-term stockholder value creation by emphasizing variable pay;

•	Reflect an appropriate mix of cash and equity;

•	Reflect good corporate governance and compensation practices;

•
Take into consideration an assessment of the risk profile of our compensation programs to reduce unnecessary or excessive risks and to confirm that any such risks are not reasonably likely to have a material adverse effect on us;

•	Link rewards to behaviors that are demonstrative of our values and further our strategic objectives, while also taking into account the long-term safety and soundness of our company;

•	Consider the risk-management effectiveness of our executives; and

•	Contain appropriate risk clawbacks.

Summary of the Elements of Our 2015 Executive Compensation Program
The table below summarizes the elements of our 2015 executive compensation program. Approximately 77% of our CEO’s and 67% of the other named executive officers’ aggregate total 2015 direct compensation was variable and at risk, with 47% and 38%, respectively, of the total in the form of long-term incentive compensation.

	Element	Why We Pay this Element		How Size is Determined/Links to Performance
Fixed	Base Salary	Fixed pay for knowledge, skills and abilities		•	Set upon an executive’s hire at competitive levels in consideration of knowledge, skills, abilities, experience and job scope.
•
Reviewed annually to consider merit increases. Executive salaries are generally within the 50th to 75th percentile of the market as determined based on a review of compensation survey data and comparative proxy peer group information. Comparative salary information is only one among several factors used to set salaries.

Variable	Annual Incentive	Drives the achievement of key business results as determined by the Board		•	Annual incentive targets (expressed as a percentage of base salary) are set forth in each executive’s employment agreement.
•
Actual payouts are generally based on the Company’s performance against metrics chosen to drive our strategic priorities, individual performance, performance of the business unit or support group overseen by that executive, individual contributions to the Company’s strategic progress, an assessment of competitive pay practices and an assessment of various risk matters.

•
75% of the award paid in cash as an annual incentive and 25% deferred in the form of RSUs that vest ratably over three years and contain delayed settlement provisions under which the underlying shares will generally not be issued until six years after grant.

	Long-Term Equity Awards	•	Motivates and rewards behaviors critical to our long-term success
2015 Long-Term Incentive Comprised of Three Vehicles – Aggregate dollar value of the long-term awards determined in consideration of Company performance trends, individual and business unit performance and competitive market practices.

PSUs – 50% of each executive’s 2015 long-term equity award
•
Number of shares to be earned is based in part on three-year cumulative EPS (2015-2017). PSUs will convert into common stock at 0-150% of target level based on performance against a pre-determined cumulative EPS metric. After assessment of EPS performance against that metric, the number of shares to be issued upon settlement will be further adjusted by reference to a total stockholder return factor that can range from 0.67 to 1.33 based on our three-year TSR during the performance period relative to the banks in the KRX index.

		•	Aligns executives’ interests with long-term stockholder value
				•	Delayed settlement in common stock in 2020 (two years after vesting), subject to any application of the PSUs’ clawback provisions.
		•	Encourages retention through the use of both multi-year performance-based and time-based vesting schedules, as well as delayed settlement after vesting for RSUs and PSUs
RSUs – 25% of each executive’s 2015 long-term equity award
				•	Three-year ratable vest
•
Delayed settlement feature under which executive officers (other than our CEO) will generally not receive the underlying shares until 2021 (three years after the last vesting date). The CEO will generally not receive the underlying shares until he resigns or otherwise separates from the Company.

Options – 25% of each executive’s 2015 long-term equity award
				•	Cliff vest 100% in 2018, three years after grant
		•	Balances risk

Base Salary
In approving executives’ salaries for 2015, the Committee considered competitive pay data and Mr. Richman made recommendations for merit and market adjustments for the other executives. Executive salary adjustments (in the aggregate relating to merit-based increases for all executive officers other than Mr. Richman) were managed to 3.2%, substantially in line with the Company-wide level. If any executive’s base salary after the recommended base salary increase was not firmly within the 50th to 75th percentile of a broad market salary range for his or her position, then that executive also received a market-based adjustment. For all executive officers other than Mr. Richman, market-based adjustments were 1.4%. With respect to Mr. Richman, the Committee recognized his effective leadership, performance against his personal objectives and recent growth of the Company. The Committee also considered that while the Section 162(m) limit on the deductibility of Mr. Richman’s salary was a consideration, the Committee’s goal was to approve a 2015 base salary that, in light of all factors, was appropriate. Finally, the Committee considered internal pay equity and decided to increase Mr. Richman’s base salary by no more than the percentage increase in the other executive officers’ base salaries, in the aggregate. Based on these factors, the Committee approved the following base salaries:

Name	2014 Base Salary (1)	2015 Base Salary(2)
Larry D. Richman	$975,000	$1,000,000
Kevin M. Killips	530,000	545,000
Bruce R. Hague	488,500	500,000
Bruce S. Lubin	480,000	495,000
Karen B. Case	375,500	410,000

(1) Effective March 1, 2014.
(2) Effective March 1, 2015.
2015 Annual Incentive
Under our annual executive incentive program, executives’ annual incentive payouts are determined formulaically by the Committee as the product of (a) 2015 base salary, (b) the target bonus percentage, as set forth in each executive’s employment agreement, (c) the corporate pool funding percentage and (d) a performance factor of 125% (to set the maximum bonus opportunity for exceptional performance) or such lower amount as determined by the Committee based on its evaluation of the performance of each executive and any business unit or support group he or she oversees as well as any other considerations deemed appropriate by the Committee.  In this way, the Committee can use its negative discretion to establish bonuses that are above or below target, but always below the maximum opportunity set within the program’s structure. For 2015, 75% of the annual incentive was paid in cash and 25% was deferred in the form of grants of RSUs that vest ratably over three years. The annual incentive amounts earned by our named executive officers for 2015 performance were as follows:

Name	Target Annual Incentive Opportunity, as a % of 2015 Base Salary (%) (1)	2015 Annual Incentive Award Allocation ($)(2)	2015 Annual Incentive Award Allocation, as a % of 2015 Base Salary (%)

Larry D. Richman	125	1,700,000	170%
Kevin M. Killips	90	610,000	112%
Bruce R. Hague	110	575,000	115%
Bruce S. Lubin	90	600,000	121%
Karen B. Case	90	475,000	116%

(1) Per employment agreement.
(2) The amounts shown do not reflect the impact of a lack of marketability discount associated with the delayed settlement of vested shares under the RSUs.

Corporate Bonus Pool Metrics
Under the 2015 annual incentive program, a Company-wide incentive pool funding percentage was calculated based on Company achievement against various pre-established metrics that aligned with our 2015 operating plan. The 2015 metrics were established to motivate and reward performance aligned with our goals, which included a focus on maintaining good credit quality and improving our deposit funding base. The table below sets forth each metric, performance bands and actual performance levels approved by the Committee.

	2015 Annual Corporate Incentive Program
	Metric Weighting	Threshold	Target	Superior	Maximum	2015 Actual
Pool Funding Percentage		40%	100%	125%	150%	112.8%
2015 Corporate Bonus Pool Metrics: (Dollars in millions except per share amounts)
Diluted earnings per share(1)	50%	$1.50	2.12	$2.38	$2.52	2.29(1)
Average criticized loans as a percentage of average loans	15%	3.02%	2.42%	2.13%	1.77%	2.36%
Average non-brokered deposits	20%	$7,324	$7,804	$8,004	$8,154	$8,203
Total non-interest income, excl. mortgage banking revenue and security gains/losses(1)	15%	$94.3	$113.4	$121.3	$129.8	$111.1(1)

(1) Adjusted to exclude the benefit of the sale of the Company’s Georgia branch. See discussion below this chart for more information.
(2) Calculated as average total deposits less: (a) average brokered deposits, (b) average cash sweep program deposits and any future deposits re-classified as program deposits (as described in our Form 10-K for the year ended December 31, 2015); (c) average public funds deposits; (d) average deposits in our Palladian deposit service; (e) average deposits from our top 29 large clients (clients with deposits over $50 million at the end of 2014 not included in (a), (b) or (c) above); (f) deposits of new customers in 2015 that average in excess of $50 million for 2015; and (f) deposits of existing customers as of the end of 2014 that average in excess of $75 million in 2015 and are not otherwise included in (a), (b), (c) or (e) above.
Compared to the 2014 annual incentive plan, EPS remained the primary metric driving 2015 funding due to its importance in growing long-term stockholder value. Certain changes were made to the metrics for 2015 compared to 2014 as set forth below:

•
The operating profit metric was eliminated from the 2015 annual incentive program and, at the same time, the weighting of the EPS metric was increased from 45% to 50%. As a result, the weighting of aggregate earnings-related metrics decreased to 50% (from 65% in the 2014 plan) in order to allow for an increased plan focus on deposit-gathering through a deposit-based metric.

•
The weighting of the average non-brokered deposits metric was increased from 10% in 2014 to 20% in 2015. The definition of deposits was revised to exclude brokered deposits as well as public funds and certain larger deposits. These changes were made as the quality of funding sources becomes an increasingly important strategic priority as loan growth continues.

•	The weighting on the non-interest income metric increased from 10% to 15% in 2015 to provide a greater emphasis on the importance of profitable fee income.
Each metric contributed to corporate bonus pool funding independently, provided that if EPS did not reach the “superior” level, then none of the remaining metrics could fund above 125%. Performance below threshold for any metric would result in 0% funding for that metric. Performance levels for each metric were based upon our 2015 Board-approved operating plan which represented projected performance based upon management’s internal budgeting and strategic initiatives for the year. Execution at levels consistent with our 2015 internal operating plan would result in funding of the 2015 bonus pool at 100% of target.

In February 2016, the Committee approved a 112.8% funding for the corporate bonus pool based on formulaic calculations, reflected in the table above. The 2015 annual corporate bonus plan defined both the adjusted EPS and non-interest income metrics to specifically exclude the non-recurring benefit of the 2015 sale of the Company’s Georgia branch. The Company’s GAAP EPS for 2015 was $2.32 and its GAAP non-interest income was $130 million (or $115.1 million excluding securities gains of approximately $0.8 million and mortgage banking revenue of approximately $14.0 million). If the benefit of the branch sale were included in the plan calculation of EPS and non-interest income, it would have increased each by $0.03 per share and $4,041,576, respectively.
Determination of Final 2015 Annual Incentive Amount for Our CEO and Named Executive Officers
In exercising its discretion on final annual incentive award amounts, the Committee consulted with the Board regarding its assessment of Mr. Richman’s performance and considered Mr. Richman’s recommendations regarding other executive officers. Mr. Richman’s recommendations reflected the corporate-wide bonus pool funding percentage discussed above as well as his assessment of each executive’s individual and business unit or functional group performance, his or her relative contributions toward Company-wide 2015 performance and individual risk-management effectiveness. Mr. Richman also considered any specific risk and compliance matters relating to each executive’s 2015 performance as assessed by the Company’s Risk department balanced by any mitigating actions taken by the respective executives relating to such matters, the relative level of significance and impact on the Company of the risks considered and other counterbalancing contributions of such executive during the year.
In assessing Mr. Richman’s performance and determining his final 2015 annual incentive award, the Committee evaluated the Company’s performance against the corporate-wide annual bonus plan metrics, the strength of the entire executive team which was hand-picked, and is overseen by, Mr. Richman, as well as his individual performance relative to the Company’s and his personal strategic goals. Related to Mr. Richman’s success in implementing the Company’s strategies, the Committee also considered the Company’s growth and profitability trends over the past few years under Mr. Richman’s leadership. As a result, the Committee awarded Mr. Richman an above-target annual incentive of $1.7 million.
With respect to the other named executive officers, Mr. Richman’s evaluation noted that each was a strong performer and contributor to the senior leadership team. Mr. Richman provided the Committee with his recommendation of an annual incentive award for each of the named executive officers, differentiating the amounts based on line of business performance, contributions to strategic initiatives and other accomplishments of each executive, balanced by a risk-based assessment.
The decisions regarding Mr. Killips reflect the Committee’s view that he is a strong contributor with respect to financial management and risk oversight, as well as the strategic direction of the Company. The Committee also took into account that Mr. Killips oversees not only the finance function, but also operations and information technology, and provided significant oversight to a key operational initiative throughout the year. Consistent with Mr. Richman’s recommendation, the Committee also factored into its recommendation the input of the Company’s Risk and Compliance departments regarding the performance of the units overseen by Mr. Killips with respect to their risk control and compliance responsibilities and the timeliness of remediation of identified issues.
Regarding Mr. Hague, the Committee’s annual bonus decision took into account a consideration of the financial performance and growth of the national commercial banking line of business that he oversees (specifically the strong growth in revenue and profitability). In line with Mr. Richman’s recommendations, the Committee also considered the successful referrals of many of Mr. Hague’s clients to our private wealth business as well as the high level of Mr. Hague’s leadership and engagement with employees. The Committee also took into account the challenges of the business environment relating to capital markets transactions as well as the performance of loans originated under Mr. Hague’s purview throughout the year.
For Mr. Lubin, the Committee considered the strong 2015 results of the Illinois commercial banking line of business that Mr. Lubin oversees, as well as its significant contribution to the Company’s overall results. The Committee also assessed the business’s deposit generation relative to budgeted expectations.

With respect to Ms. Case, the Committee’s decision reflected the strong 2015 performance of the Company’s commercial real estate (CRE) business that she oversees. Specifically, its profitability and loan quality were strong and the improvements in the quality of its deposits, one of the Company’s key strategic goals, was ahead of internal budgets. The Committee also considered the level of referrals of CRE clients to our private wealth group. Finally, as noted by Mr. Richman, the Committee considered Ms. Case’s significant efforts for civic and charitable causes that help promote the Company’s brand and presence in its communities.
Based on each of these considerations and Mr. Richman’s recommendations, the Committee approved the annual incentive awards to the named executive officers set forth above at the levels recommended.
As described above, 25% of the 2015 annual incentive awards for each executive officer was deferred in the form of RSUs that vest over three years. Similar to prior years, the shares underlying vested RSUs are generally not distributable until the earliest of March 1, 2022; the holder’s death or disability, or a change in control of the Company as defined in Section 409A under the IRC. In addition, all of our named executive officers are retirement eligible under the terms of these equity awards. This means that such awards will continue to vest on their normal vesting schedule if the executive voluntarily retires from the Company and the banking industry.
Long-Term Incentives
For 2015 long-term incentives granted in early 2015, the Committee determined to continue the relative mix of equity vehicles that comprised the 2014 long-term incentive awards under which a large percentage of the award to executives is performance-based. This helps align executives’ interests with those of our stockholders. With this mix of equity vehicles, an executive will likely realize the intended full value of the equity award only if the Company continues to perform well.
There was no specific target value for individual long-term equity awards to executives, expressed as a percentage of base salary or otherwise. However, prior to approving the awards, the Committee reviewed market and peer group equity award practices and considered its and the Board’s assessment of Mr. Richman’s performance as well as Mr. Richman’s recommendations for his direct reports based on his assessment of their differentiated individual performance and individual contributions to the strategic progress of the Company. For the executive officers that report to him, Mr. Richman recommended a pool for long-term incentives equal to approximately 80% of the executives’ aggregate 2014 base salaries. Individual award recommendations were then adjusted from this guideline based on relative performance rankings, while also taking into account each executive’s positioning against the 75th percentile of a broad market survey of total direct compensation. Mr. Richman believed that due to the Company’s strong performance over the past few years relative to peers, positioning executives’ total direct compensation near the 75th percentile was appropriate and would offer strong retention benefits. With respect to Mr. Richman’s award, the Committee considered that a long-term equity incentive should serve as a reward for strong performance and a tool for long-term retention of a strong leader. The Committee believed that the size of Mr. Richman’s 2015 long-term incentive should be increased from the prior year due to the Company’s strong performance.

Based on these considerations, the Committee approved the following awards:

	2015 Long-Term Incentive Awards
Name	Aggregate Value of 2015 Long-Term Incentive ($)(1)	% of 2014 Base Salary	PSUs [50% of Award Value] (# at Target)	RSUs (2) [25% of Award Value] (#)	Options(3) [25% of Award Value] (#)
Larry D. Richman	1,600,000	164	22,586	11,377	25,508
Kevin M. Killips	475,000	87	6,705	3,377	7,573
Bruce R. Hague	375,000	75	5,294	2,666	5,978
Bruce S. Lubin	420,000	85	5,929	2,986	6,696
Karen B. Case	345,000	84	4,870	2,453	5,500

(1)Prior to the accounting valuation impacts of (a) lack of marketability discounts associated with delayed settlement of vested shares under the PSUs and RSUs and (b) the TSR performance factor for PSUs.
(2)One-third of the RSUs vested on March 1, 2016, and the remaining two-thirds will vest in equal portions on March 1, 2017 and March 1, 2018. For all executives other than Mr. Richman, the shares underlying vested RSUs comprising a portion of this 2015 long-term equity incentive award are generally not distributable until the earliest of March 1, 2021; the holder’s death or disability; or a change in control as defined in IRC Section 409A, in each case, subject to clawback provisions. For Mr. Richman, the underlying shares are generally not settled until he resigns or otherwise separates from the Company.
(3)The exercise price of the options is $35.16, the closing price of our common stock on the grant date. The options vest 100% on March 1, 2018.
The terms of the PSUs are generally similar to our 2014 PSUs. The value of the 2015 PSUs is tied to our long-term financial performance and is intended to link a portion of 2015 executive compensation to the attainment of pre-established higher profitability levels as well as relative TSR, each measured over a three-year period. The number of PSU shares to be earned will depend in part on our EPS performance relative to a specified three-year cumulative EPS target over the 2015-2017 performance period. We chose EPS as the metric to align executive and stockholder interests as we believe EPS is the metric that is most influential in driving stock price changes, a key focus of our stockholders. The three-year performance target was set at a level considered by the Committee to be challenging, but reasonably achievable if management successfully executes the three-year business plan prepared at the time of grant. If the minimum EPS performance threshold is not met, no shares of common stock will vest at the end of the performance period. If the cumulative EPS performance exceeds a specified target level after the first two years, then the PSUs will ultimately settle for no less than 33.5% of target. If 2017 EPS is less than a specified level, the award will be limited to 100% of target, prior to consideration of relative TSR performance. Based solely on EPS performance, the PSUs could vest and convert into shares at 0% to 150% of the target size of the award.
After assessment of EPS performance against the PSU metrics, the number of shares to vest and be issued upon settlement will be further adjusted by reference to a TSR factor which can range from 0.67 to 1.33 based on our three-year TSR percentile ranking relative to the banks included in the KRX index (which is KBW’s index of 50 regional banks). TSR performance above the 80th percentile of the KRX is required to maximize the TSR factor (1.33x) while performance below the 20th percentile of that comparator group results in the lowest TSR factor (0.67x), with linear interpolation between these two points. Therefore, considering both EPS and TSR performance, the PSUs could vest and convert into shares at 0% to 200% of the target award.
In no event may the TSR factor exceed 1.00x if our three-year TSR is negative. In other words, the TSR factor will provide no upside potential if our three-year TSR is negative, regardless of our relative ranking against the KRX index. The Committee chose to add relative TSR as a factor that could increase or decrease the ultimate vesting and payout of the PSUs because we believe it aligns with the economic impact on our stockholders of stock price changes.

The PSUs will settle and convert into common stock in early 2020, two years after vesting, subject to clawback in certain circumstances.
Minimum Vesting Levels for PSUs Awarded to Executive Officers in 2014
As previously disclosed in our 2014 proxy statement, the PSUs awarded to our executives in 2014 will vest only if we achieve a specified cumulative EPS target over the 2014-2016 period. The PSUs will be settled and converted into common stock in early 2019 (two years after vesting in early 2017), subject to clawback in certain circumstances. The number of shares of common stock issued upon settlement can range from 0% to 200% of target, depending on our three-year cumulative EPS and relative TSR. However, the 2014 PSUs contain a provision under which they will settle for no less than 33.5% of target (subject only to continued employment through the vesting date in early 2017 and any application of the clawback) if our two-year (2014-2015) cumulative EPS exceeded $3.36/share.
Our 2014-2015 cumulative EPS was $4.25, which exceeded the two-year EPS threshold. Therefore, pursuant to their terms, our executives’ 2014 PSUs will settle in 2019 for at least 33.5% of target, subject to continued employment through vesting and any application of clawback, as follows:

Name	Minimum # of Shares of Common Stock into which 2014 PSUs will Settle (subject to continued employment)
Larry D. Richman	6,554
Kevin M. Killips	2,510
Bruce R. Hague	1,952
Bruce S. Lubin	2,231
Karen B. Case	1,813
Actual settlement amounts will depend on our 2016 EPS as well as our three-year (2014-2016) TSR relative to the index. For more information about the 2014 PSUs, please see our 2014 proxy statement filed with the Securities and Exchange Commission on April 11, 2014 under “Compensation Discussion and Analysis—What We Pay and Why We Pay It – Long-Term Incentives – Performance-Based.”
Vesting of PSUs Awarded to Executive Officers in 2013
As previously disclosed in our 2013 proxy statement, the PSUs awarded to our executives in 2013 would vest only if we achieved a specified cumulative EPS target over the 2013-2015 performance period. The metrics and earnout schedule under the 2013 PSUs were as follows:

2013 PSU Earnout Schedule
	Threshold	Target	Superior
Performance Metric: Cumulative EPS (adjusted) 2013-2015	$4.29	$4.92	$5.24
% of Target PSUs earned	50%	100%	150%
Our GAAP 2013-2015 cumulative EPS was $5.83. However, pursuant to the previously disclosed terms of the PSUs, such amount was adjusted to reflect the after-tax impact of securities gains/losses resulting in a final 3-year EPS (adjusted) for purposes of the PSUs of $5.82. This number exceeded the three-year EPS “superior” metric. Therefore, our executives’ 2013 PSUs vested in February 2016 at the “superior” level and will settle in 2018 for 150% of target. Subject to any potential application of the clawback, the number of shares our named executive officers will receive upon settlement of these PSUs will be:

Name	# of Shares of Common Stock into which 2013 PSUs will Settle (subject to continued employment and any application of clawback)
Larry D. Richman	23,073
Kevin M. Killips	9,005
Bruce R. Hague	10,184
Bruce S. Lubin	8,131
Karen B. Case	6,286
For more information about the 2013 PSUs, please see our 2013 proxy statement filed with the Securities and Exchange Commission on April 12, 2013 under “Compensation Discussion and Analysis—The Elements of Our Compensation Program – 2013 Compensation – Long-Term Incentives: Performance-Based Long-Term Incentives.”
How We Make Compensation Decisions
Risk Considerations
In 2015, management and the Committee continued and formalized their respective considerations of risk and compliance matters in connection with executive compensation decisions as a means of integrating risk actions and impacts into the incentive compensation decision-making process so as to assist the Company’s incentive programs in balancing the Company’s short term results with long-term stability. Actions included:

•
An assessment by the Risk and Compliance departments for the Committee of our incentive programs in the context of applicable regulatory guidance. This assessment concluded that our incentive programs, including our executive compensation programs, generally conforms to the principles set forth in applicable regulatory expectations.

•	The addition of specific objectives relating to risk and compliance considerations in many executives’ 2015 performance objectives at the recommendation of the Risk and Compliance departments.

•
The addition of a formal assessment by the Risk department, at the direction of the Company’s Chief Risk Officer, of certain risk- and compliance-related actions taken by the specific lines of business, and certain individuals, prior to finalization of the allocation of the annual incentive bonus pool to the lines of business and support groups. No factors arose from this assessment which indicated any changes to the proposed allocations should be made.

•
The presentation to the CEO by the Chief Risk Officer of his judgment of executive accountability relating to certain risk- or compliance-related matters that arose during the year. The CEO then discussed each of these risk considerations regarding each executive officer with the Committee prior to the Committee approving executives’ incentive awards.

Management and the Committee periodically evaluate the risks involved with compensation programs and do not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact on us.
Risk Mitigation Factors in Incentive Programs
Based on its belief that incentives should reward short-term results, but also encourage executive focus on the long-term stability and success of our organization, the Committee adopted incentive compensation programs with features that help to mitigate incentive compensation risk without diminishing the incentivizing nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the short term and the long term.
Since base salary is fixed and a relatively small percentage of total direct compensation, we do not believe it encourages risk-taking. With respect to our annual incentive and long-term equity programs, we believe they contain appropriate risk mitigation factors, as summarized in the table below.

Summary of Key Risk Mitigation Factors in 2015 Executive Compensation Program
	Risk Mitigation Factor	Description
Annual Incentives	• Multiple Performance Metrics
To ensure executive focus remained on various equally important parts of our operations, our 2015 annual incentive plan contained four metrics based on profitability, granularity of deposits, credit quality and non-interest income.

• Deferral Feature with Delayed Settlement
25% of award is deferred in RSUs which vest over three years with the underlying shares not generally distributed until three years after vesting. This focuses executives on the Company’s long-term success.

	• Clawbacks	Applicable clawbacks are set forth in various laws and regulations, as well as our omnibus incentive plan.
	• Award Cap	Our annual incentive program limits the size of executives’ annual incentives to 125% of the product of their target award and the Company’s annual incentive bonus pool funding percentage.

Long-Term Equity Incentives	• Multiple Performance Factors	Our PSUs have both an absolute EPS metric, and TSR relative to a pre-established index.
	• Long Performance Period	Our PSUs have a three-year performance period, which balances the incentivizing nature of the award with an executive’s focus on the long-term success and stability of the organization.
	• Clawbacks	In addition to the applicable clawbacks described above, our PSUs contain a risk-based clawback. See “—Additional Information – Clawback Policies.”
	• Stock Ownership Guidelines and Anti-Hedging/Pledging Policy	Together, these ensure executives maintain the risk of ownership in a significant number of shares to align their interests with those of stockholders.
• Deferred Settlement on Executives RSUs and PSUs
The underlying shares are not distributed to executives until, in most cases, three years (for RSUs) or two years (for PSUs) after vesting. For our CEO, the shares underlying his 2015 RSUs granted as part of his long-term incentive award will generally not settle until he resigns or otherwise separates from the Company.

	• 3-Year Cliff Vesting on Options	Focuses executives on the long-term value of the Company.

Duties and Process of the Committee
The Committee operates under a written charter adopted by the Board, which is available on our website at investor.theprivatebank.com under “Governance Documents.”  Under its charter, the Committee, among other things:

•	in collaboration with management, develops our executive compensation philosophy and monitors the overall effectiveness of our executive program;

•	reviews and approves the compensation of our CEO and other executive officers;

•	approves an annual bonus plan, including setting metrics;

•	administers our long-term incentive program, including granting of equity and setting vesting and other terms;

•	establishes, and reviews compliance with, executive stock ownership guidelines;

•	reviews and approves our peer group;

•	has authority and funding to retain and pay for an independent compensation consultant;

•	considers the independence of its compensation advisers prior to engaging or receiving advice from them; and

•	reviews compensation plans to ensure they do not incentivize imprudent risk-taking.
Considerations in Executive Compensation Decisions
In making its decisions, the Committee takes into account relevant factors including:

•	desirable mix of fixed to variable pay; short- to long-term incentives; and cash to equity;

•
comparative factors, including local market conditions, compensation survey data, peer proxy compensation information, peers’ relative performance data and competitive trends in executive compensation in our industry;

•	our financial performance and, where applicable, the financial performance of business units overseen by an executive;

•	stockholder return;

•	incentive, motivation and retention considerations;

•	individual performance and total compensation data, including a history of all cash, equity, perquisites and benefits, compiled for each executive;

•	risks to the Company resulting from actions taken by executives;

•	tax, accounting and other factors affecting our cost of compensation;

•	equity burn rate and share utilization considerations;

•	applicable regulatory guidance;

•	the results of annual stockholder vote results on “say on pay” proposals; and

•	guidelines, analyses and commentary of various proxy advisory firms.
Compensation Consultant
The Committee retained Willis Towers Watson (“WTW”) as its independent consultant beginning in August 2014. WTW’s consultants reported directly to the Committee and, under its direction, performed the following functions:

•	prepared pay-for-performance analyses for the Committee;

•	advised the Committee on executive compensation planning for 2015 and 2016;

•	kept the Committee abreast of key executive compensation and regulatory practices;

•	reviewed executive officer pay recommendations;

•	reviewed this Compensation Discussion and Analysis;

•	assisted the Committee with its review of director compensation; and

•	prepared various executive compensation and Company performance comparisons against peers and market to assist the Committee in fulfilling its duties.
A representative of WTW was present at all of the Committee’s 2015 meetings.
The Committee considered the following to assess the independence of WTW and determined that its work did not raise any conflicts:

Factors Considered in Assessing Compensation Consultant Independence
WTW provided no services to the Company other than executive compensation advice	No relationships exist between any individual advisor at WTW and any Committee member
Fees received by WTW from work for the Committee were an insignificant portion of its annual revenues	No relationships exist between WTW (or its employees working on the engagement for the Committee) with our executive officers
WTW’s policies and procedures designed to prevent conflicts of interest	No individuals at WTW who advise the Committee directly own our common stock
Peer Group
The Committee, with advice from WTW and management, regularly reviews our peer group and related selection criteria. The Committee reviews our executive compensation against peer data (as well as market survey data) to assess the overall structure of our compensation program and to confirm that final compensation decisions are within general industry practices. It uses that information as one among many factors it considers when making its final executive compensation decisions but does not adjust pay to specific peer or market comparisons.
Our peer group, and the criteria used to select it, remained relatively stable for the past few years. However, in late 2015 the Committee, based on management’s recommendation, expanded its peer group assessment to consider not only numerical and size parameters, but also detailed analyses of individual company business models and their comparability to that of the Company’s. Based on this enhanced analysis as described below, the Committee approved the following new peer group:

Associated Banc-Corp	Fulton Financial Corporation	Sterling Bancorp
Boston Private Financial Holdings, Inc.	Hancock Holding Co.	Texas Capital Bancshares Inc.
Commerce Bancshares Inc.	IBERIABANK Corporation	UMB Financial Corp.
Cullen/Frost Bankers Inc.	MB Financial Inc.	Webster Financial Corporation
First Horizon National Corp.	PacWest Bancorp	Western Alliance Bancorp
First Midwest Bancorp Inc.	Prosperity Bancshares, Inc.	Wintrust Financial Corp.
FirstMerit Corp.	Signature Bank

First, the Committee considered companies that fit the following criteria: (1) publicly traded banks with assets between $10 billion and $30 billion (narrowed slightly from prior years’ evaluations in order to select peers closer to our asset size); (2) market capitalization between $1 billion and $10 billion (unchanged from the prior year); and (3) total commercial loans greater than 30% of total loans (excluding commercial real estate loans from the comparisons to exclude those banks that are more heavily-weighted to commercial real estate lending and related risks).
Prior to selecting the final peer group, the business models of the companies that met these criteria, as well as certain other companies considered by management, were then analyzed on many factors, including the following: commercial real estate (CRE) loans as a percent of total loans; total commercial and CRE loans as a percent of total loans; net interest income as a percent of operating revenue; total number of offices (to understand each bank’s retail banking/branch presence); loan-to-deposit ratio; net interest margin; fee income products; and trust business or other assets under management. At no point in the analysis did the Committee or management consider stock price performance or the executive compensation levels of the companies in the new peer group prior to selection.
At the end of 2015, the peer group companies had:

•	Asset sizes ranging from $7.5 billion to $33.5 billion (average of $20.7 billion) compared to the Company’s assets at December 31, 2015 of $17.3 billion;

•	Market capitalization ranging from $946 million to $8.0 billion (average of $3.1 billion) compared to the Company’s market capitalization of $3.2 billion at the end of 2015; and

•	Loan portfolios with strong concentrations in the commercial sector.
Decision-Making Process and Role of Executive Officers
The Committee seeks periodic input and recommendations from senior management, other directors and its independent compensation consultant. The executives support the Committee in the discharge of its responsibilities by providing, among other things, individual and Company performance data, tax and accounting information, risk and compliance data, and legal and corporate governance analysis and recommendations. The Committee meets regularly in executive session to discuss matters and take final actions, often with the participation of its independent compensation consultant. The Committee also requested and considered advice from internal legal counsel and has the authority and funding to hire independent legal counsel. From time to time, other members of the Board may be invited to participate in the Committee’s discussions. Neither the CEO nor any other executive participates in the Committee’s deliberations with respect to CEO compensation, except that, at the request of the Committee, the Company’s General Counsel and Chief Human Resources Officer may advise the Committee and respond to its inquiries during such deliberations.
Additional Information
Clawback Policies
Our clawback policy allows us to recoup annual and long-term incentive compensation paid to executive officers if the criteria upon which it was based is determined to have been incorrect or incomplete, or where the recipient engaged in illegal, dishonest, fraudulent or intentional misconduct that materially impacted the size of the award. The clawback rights apply during the three-year period following the date that a bonus was made or the date that restrictions on restricted shares lapse.
Under our Amended and Restated 2011 Incentive Compensation Plan (under which we grant both annual and long-term incentive awards), we may recover awards if we are required to prepare an accounting restatement due to material non-compliance with financial reporting requirements and the recipient engaged in certain misconduct leading to that restatement. Subject to any applicable laws, the amount to be recovered would be the amount by which an applicable award exceeded the amount that would have been payable had the financial statements been originally filed with the restated numbers, or a greater or lesser amount as determined by the Committee. In addition to recoupment, the plan explicitly permits us to recover the value of the clawed-back awards by withholding payment of future compensation increases (including discretionary bonuses) or future grants of awards under the plan that otherwise would have been made.
Further, the PSUs granted to our executive officers since 2013 contain a clawback under which we may recoup all or a portion of vested amounts during the two years following the performance period if (a) the cumulative EPS metric on which the award is based is incorrect or if an executive engaged in illegal or fraudulent conduct in order to increase the size of the award; (b) required under applicable laws and regulations; or (c) an executive officer is deemed to be responsible for misconduct, material errors, a failure of risk oversight or a failure to establish appropriate risk controls, any of which materially and negatively impacts the Company.
Employment Agreements
We entered into employment agreements with our CEO and the other named executive officers at the time they joined the Company in 2007 (2009 for Mr. Killips). The agreements were based on our assessment of then-current competitive practice, recruitment considerations, input from the Committee’s compensation consultant and legal counsel at that time and negotiations with the executives. None of these agreements was amended in 2015. The agreements offer certainty and stability to our executive management team, particularly in light of consolidation that has occurred and is likely to continue. The agreements set forth each executive’s position, minimum base salary and annual bonus targets and also provide for severance benefits if they are involuntarily terminated in connection with or outside a change in control. The agreements also contain various confidentiality and restrictive covenants that are appropriate to protect the Company’s interests. Overall, we believe these agreements are necessary to retain the executive talent needed to execute our strategies.
Executive Benefits and Perks
Our executives are eligible to participate in the benefit programs we provide to our employees generally. We maintain a non-qualified deferred compensation plan under which executives and certain other employees may defer a portion of current cash compensation. We do not provide matching or other contributions (other than earned interest) under that plan. See “Executive Compensation—2015 Nonqualified Deferred Compensation.” We provide most executives with a fixed monthly allowance to cover club dues, which amount varies by executive. We also provide Mr. Richman with a driver, who is a Company employee who provides both transportation and security services for Mr. Richman, to enhance Mr. Richman’s efficiency in the discharge of his duties.
Practice Regarding Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (the “Code”), limits the tax deductions by public companies for compensation paid or provided to certain executive officers. Section 162(m) generally disallows the ordinary business expense deduction for compensation in excess of $1,000,000 paid to the CEO and the three most highly compensated individuals other than the CEO and Chief Financial Officer who are employed as executive officers at year-end and included as named executive officers in the proxy statement. However, the deduction for certain performance-based compensation is excluded from the Section 162(m) limits if, among other things, it is paid pursuant to plans approved by stockholders of the Company, such as the Company’s current Amended and Restated 2011 Incentive Compensation Plan. The Committee’s practice with respect to Section 162(m) is to consider the after-tax cost of compensation awards and generally seek to qualify such compensation for deductibility where practicable but will also take other non-tax considerations into account in making compensations decisions. As a result, it is possible that not all compensation will be designed to be tax deductible under Section 162(m), and even if it is so designed, taxing authorities could challenge the structuring of certain arrangements, which could result in such compensation being non-deductible under Section 162(m).

Consideration of Results of 2015 Stockholder Advisory Vote on Executive Compensation
At our 2015 annual meeting of stockholders, 97.5% of votes were cast in support of the proposal to approve, on an advisory basis, our executive compensation, compared to 95.2%, 94.6% and 88.5% in 2014, 2013 and 2012, respectively. The Committee considers the results of annual “say-on-pay” votes among many other factors in discharging its responsibilities. In recognition of the substantial stockholder approval of our executive compensation in recent years, we did not make significant changes to our 2015 executive compensation programs.

COMPENSATION COMMITTEE REPORT
The following Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
The Compensation Committee of the Board of Directors of the Company oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis set forth in this proxy statement.
In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the Company’s proxy statement in connection with the Company’s 2016 Annual Meeting of Stockholders, to be filed with the Securities and Exchange Commission.
Compensation Committee
Edward W. Rabin (Chair)
Michelle L. Collins
Cheryl Mayberry McKissack
James B. Nicholson

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows cash and non-cash compensation for the years ended December 31, 2015, 2014 and 2013, for the Company’s “Principal Executive Officer,” the Company’s “Principal Financial Officer,” and for the next three most highly compensated executive officers during 2015. We refer to these five individuals as our “named executive officers” throughout this proxy statement. As explained in footnote 2 to this table, information is presented in accordance with SEC proxy disclosure rules that specify valuation methodologies and require allocations of equity awards to certain years that may not coincide with the Company’s performance periods. See “Compensation Discussion and Analysis—Pay for Performance Analysis” for more information.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value & Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)		Total ($)
Larry D. Richman President and CEO (Principal Executive Officer)	2015	995,833	—	1,252,621	404,047	1,275,000	(4)	—	128,036	(7)	4,055,537
	2014	970,833	—	729,037	292,308	978,961	(5)	—	135,641		3,106,780
	2013	950,000	—	814,386	419,235	896,000	(6)	—	134,032		3,213,653

Kevin M. Killips Chief Financial Officer (Principal Financial Officer)	2015	542,500	—	390,186	119,956	457,500	(4)	—	18,502	(8)	1,528,644
	2014	527,500	—	278,075	111,946	416,250	(5)	—	18,938		1,352,709
	2013	512,500	—	411,432	184,956	375,000	(6)	—	19,189		1,503,077

Bruce R. Hague President, National Commercial Banking	2015	498,083	—	318,783	94,692	431,250	(4)	—	55,968	(8)	1,398,776
	2014	486,500	—	216,298	87,075	375,000	(5)	—	56,486		1,221,359
	2013	474,500	—	315,690	137,462	322,500	(6)	—	56,723		1,306,875

Bruce S. Lubin President, Illinois Commercial Banking	2015	492,500	—	355,308	106,065	450,000	(4)	—	39,331	(8)	1,443,204
	2014	477,500	—	247,173	99,511	412,500	(5)	—	39,836		1,276,520
	2013	462,500	—	387,067	166,459	375,000	(6)	—	39,560		1,430,586

Karen B. Case President, Commercial Real Estate Banking	2015	404,250	—	287,337	87,120	356,250	(4)	—	37,392	(8)	1,172,349
	2014	372,833	—	200,824	80,851	311,250	(5)	—	40,812		1,006,570
	2013	357,833	—	210,576	103,602	281,250	(6)	—	40,806		994,067

(1)
For 2015, 2014 and 2013, amounts represent the aggregate grant date fair value of time-vested restricted stock, restricted stock units (“RSUs”) and performance share units (“PSUs”) granted in such years, each as computed in accordance with FASB ASC Topic 718. Grant date fair value for all restricted stock and RSU awards is determined based on the closing price-per-share of our Common Stock on the date of grant adjusted for a lack of marketability discount due to the transfer restrictions on the shares underlying the awards (for 2013 awards) or delayed settlement of the awards (for 2014 and 2015 awards). Lack of marketability discounts in 2015, 2014 and 2013 range from 17%-31%. The amounts do not reflect amounts actually paid to, or realized by, the named executive officers in any such year.

The grant date fair value of the PSUs awarded in 2015, 2014 and 2013 is calculated in accordance with FASB Topic 718 based on the probable outcome of the performance conditions at the time of grant, adjusted for a lack of marketability discount of 20% in each year due to delayed settlements. Set forth below are the grant date fair values of the PSUs awarded in each year calculated assuming: (i) the probable outcome of the performance conditions for each program as discussed in the prior sentence, which amount is included in the “Stock Awards” column of this Summary Compensation Table and (ii) achievement of the maximum levels of performance (which is the dollar value attributed to the original award multiplied by 200% for 2015 and 2014 and 150% for 2013). The 2013 PSUs vested on February 28, 2016 at the maximum performance level.

Name	Year	Grant Date Fair Value of PSUs Assuming Probable Outcomes at Time of Grant ($)	Grant Date Fair Value of PSUs Assuming Achievement of Maximum Performance Levels ($)
Larry D. Richman	2015	696,552	1,393,104
	2014	508,664	1,017,328
	2013	237,498	356,247
Kevin M. Killips	2015	206,782	413,564
	2014	194,818	389,636
	2013	92,686	139,029
Bruce R. Hague	2015	163,267	326,534
	2014	151,528	303,056
	2013	104,822	157,233
Bruce S. Lubin	2015	182,851	365,702
	2014	173,160	346,320
	2013	83,685	125,528
Karen B. Case	2015	150,191	300,382
	2014	140,686	281,372
	2013	64,709	97,064
For further information on the stock awards granted in 2015, see the 2015 Grants of Plan-Based Awards table below. The Company’s accounting policy and assumptions for stock-based compensation are described in Notes 1 and 15 to the Company’s audited financial statements included in its 2015 Annual Report on Form 10-K.

(2)
Amounts represent the value of time-vested stock options granted during 2015, 2014 and 2013 computed in accordance with FASB ASC Topic 718. The Company’s accounting policy and assumptions for stock-based compensation are described in Notes 1 and 15 to the Company’s audited financial statements included in its 2015 Annual Report on Form 10-K.

(3)	The Named Executive Officers who participate in the Deferred Compensation Plan did not earn interest at a rate exceeding 120% of the Applicable Federal Rate.

(4)
Portions of the annual incentives awarded to the Named Executive Officers for 2015 were granted as time-vested RSUs. The grants were made in February 2016 and do not appear in the Summary Compensation Table, which reflects only cash incentive compensation earned in 2015 and stock awards granted during 2015. The value of such RSUs made in February 2016 under the Company’s 2015 annual incentive plan were as follows: Mr. Richman - $287,164, Mr. Killips - $103,039 Mr. Hague - $97,136; Mr. Lubin - $101,356 and Ms. Case - $80,231. These values reflect an adjustment for a lack of marketability discount resulting from the delayed settlement of the awards.

(5)
Portions of the annual incentives awarded to the Named Executive Officers for 2014 were granted as time-vested RSUs. Because such grants were made in February 2015, they appear in the total for “Stock Awards” for 2015. The value of such RSUs made in February 2015 under the Company’s 2014 annual incentive plan were as follows: Mr. Richman - $226,364, Mr. Killips - $96,243, Mr. Hague - $86,706, Mr. Lubin - $95,389 and Ms. Case - $73,834. These values reflect an adjustment for a lack of marketability discount resulting from the delayed settlement of the awards.

(6)
As described in our Proxy Statement for our 2014 Annual Meeting of Stockholders, the deferred portion (25%) of the annual incentives awarded to the Named Executive Officers for 2013 were granted as PSUs in March 2013. See footnote 1 above for additional information about these PSU grants.

(7)
In addition to an allowance for club membership dues totaling $25,730, matching contributions to the Company’s 401(k) plan, parking benefits, restricted stock dividends, and $1,781 for spousal travel benefits, this amount also includes the $83,504 incremental cost to the Company of providing an employee as a driver for Mr. Richman. This amount represents approximately 73% of the total compensation and benefits costs incurred by the Bank which are estimated to be attributable to the employee and his driving-related duties, plus maintenance, operating, insurance, other driver services and other costs paid by the Company. The driver uses Mr. Richman’s personal car for these purposes.

(8)
For Messrs. Killips, Hague, and Lubin and Ms. Case, this amount includes an allowance for club membership dues, restricted stock dividends, parking benefits, matching contributions to the Company’s 401(k) plan (except for Mr. Killips) and for Ms. Case, a promotional raffle prize of $145 (such raffle was made available to all employees). Club membership allowances for 2015 totaled $43,833, $26,890 and $25,200 for Messrs. Hague and Lubin and Ms. Case, respectively.

Plan-Based Award Grants in Last Fiscal Year
The following table shows incentive bonus compensation information and awards of restricted stock, RSUs, PSUs and stock options to each named executive officer in 2015 and the grant date fair value of the awards. The awards were made under our stockholder-approved Amended and Restated 2011 Incentive Compensation Plan. For a discussion of the terms of these awards, see “Compensation Discussion and Analysis—What We Pay and Why We Pay It – Summary of the Elements of Our 2015 Executive Compensation Program.”

2015 Grants of Plan-Based Awards
			Estimated Future Payouts Under Equity and Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity and Non-Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(4)
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Type of Award	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Larry D. Richman	2015 Cash Incentive(5)	3/30/2015	375,000	937,500	1,757,813	—	—	—	—	—	—	—
	2015 PSU Incentive	3/30/2015	—	—	—	7,566	22,586	45,172	—	—	—	696,552	(6)
	2014 Bonus Deferral(8)	2/20/2015							9,281			226,364	(7)
	2015 Long-Term Incentive	2/20/2015	—	—	—	—	—	—	11,377	—	—	329,705	(7)
	2015 Long-Term Incentive	2/20/2015	—	—	—	—	—	—	—	25,508	$35.16	404,047	(7)

Kevin M. Killips	2015 Cash Incentive(5)	3/30/2015	147,150	367,875	689,766	—	—	—	—	—	—	—
	2015 PSU Incentive	3/30/2015	—	—	—	2,246	6,705	13,410	—	—	—	206,782	(6)
	2014 Bonus Deferral(8)	2/20/2015							3,946			96,243	(7)
	2015 Long-Term Incentive	2/20/2015	—	—	—	—	—	—	3,377	—	—	87,160	(7)
	2015 Long-Term Incentive	2/20/2015	—	—	—	—	—	—	—	7,573	$35.16	119,956	(7)

Bruce R. Hague	2015 Cash Incentive(5)	3/30/2015	165,000	412,500	773,438	—	—	—	—	—	—	—
	2015 PSU Incentive	3/30/2015	—	—	—	1,773	5,294	10,588	—	—	—	163,267	(6)
	2014 Bonus Deferral(8)	2/20/2015							3,555			86,706	(7)
	2015 Long-Term Incentive	2/20/2015	—	—	—	—	—	—	2,666	—	—	68,809	(7)
	2015 Long-Term Incentive	2/20/2015	—	—	—	—	—	—	—	5,978	$35.16	94,692	(7)

Bruce S. Lubin	2015 Cash Incentive(5)	3/30/2015	133,650	334,125	626,484	—	—	—	—	—	—	—
	2015 PSU Incentive	3/30/2015	—	—	—	1,986	5,929	11,858	—	—	—	182,850	(6)
	2014 Bonus Deferral(8)	2/20/2015							3,911			95,389	(7)
	2015 Long-Term Incentive	2/20/2015	—	—	—	—	—	—	2,986	—	—	77,069	(7)
	2015 Long-Term Incentive	2/20/2015	—	—	—	—	—	—	—	6,696	$35.16	106,065	(7)

Karen B. Case	2015 Cash Incentive(5)	3/30/2015	110,700	276,750	518,906	—	—	—	—	—	—	—
	2015 PSU Incentive	3/30/2015	—	—	—	1,631	4,870	9,740	—	—	—	150,191	(6)
	2014 Bonus Deferral(8)	2/20/2015							2,951			73,834	(7)
	2015 Long-Term Incentive	2/20/2015	—	—	—	—	—	—	2,453	—	—	63,312	(7)
	2015 Long-Term Incentive	2/20/2015	—	—	—	—	—	—	—	5,500	$35.16	87,120	(7)

(1)
On February 6, 2015, the Committee approved the grants (effective February 20, 2015) of (a) time-vested restricted stock units and stock options comprising 50% of each named executive officer’s 2015 long-term incentive award and (b) time-vested restricted stock units that represented 25% of each executive’s 2014 annual incentive award (see footnote 8 below for more detail). On March 30, 2015, the Committee approved grants (effective on the same date) of PSUs to each named executive officer representing the remaining 50% of each person’s 2015 long-term incentive award and also approved the 2015 annual bonus plan, for which the estimated future payout amounts were based on the named executive officers’ base salaries effective March 1, 2015.

(2)
Estimated future payout amounts reflect 75% (portion of named executive officers’ annual bonus opportunities paid in cash) of the potential aggregate bonus pool funding at threshold, target and maximum levels of performance and assume like percentage payouts to named executive officers. The remaining 25% of the annual bonus opportunity is intended to be awarded as time-vested RSUs. See footnote 5 for additional information on both of these elements of the annual bonus. The “threshold” level payout does not denote a minimum bonus as individual bonuses are not guaranteed regardless of the level of plan funding. For annual incentive awards, threshold payout of 40% of target reflects the Company meeting the minimum standard for all of the plan’s metrics, while the “maximum” level payout represents the Company achieving maximum performance on all metrics with that amount multiplied by 125%, which was the cap on the executives’ 2015 annual incentive bonuses.

(3)
The estimated future payout amounts reflect the payouts that are to be to be settled in shares of our common stock based on achieving pre-established threshold, target and maximum levels of cumulative earnings per share and relative total stockholder returns (measured against other banking companies), over the three-year performance period of 2015-2017. Performance below the threshold level of cumulative earnings per share goals will result in no payouts on the performance units. Solely for purposes of this table, total stockholder return performance relative to the pre-determined index is considered as follows: threshold is based on bottom fifth performance, target is based on median performance and maximum is based on top fifth performance. For more information regarding the terms of these PSUs, see the section titled “Long-Term Incentives” in the Compensation Discussion and Analysis.

(4)
The grant date fair values of all PSUs and RSUs reflect lack of marketability discounts ranging from 18% - 31% due to the transfer restrictions on the shares underlying the awards that result from the delayed settlement of the awards.

(5)
A total of 75% of the 2015 annual incentive award was paid in cash in early 2016. These amounts totaled $1,275,000, $457,500, $431,250, $450,000 and $356,250 for Messrs. Richman, Killips, Hague and Lubin and Ms. Case, respectively. The remaining 25% was granted in February 2016 as time-vested RSUs which will be reflected in the “All Other Stock Awards” column in our 2017 Proxy Statement.

(6)
Represents the grant date fair value of the PSU awards determined in accordance with FASB ASC Topic 718 based on the probable outcome of the performance condition at the time of grant, adjusted for a lack of marketability discount due to delayed settlement.

(7)
Represents the grant date fair value of the time-vested RSU awards and time-vested stock options determined in accordance with FASB ASC Topic 718, adjusted in the case of RSUs for a lack of marketability discount due to delayed settlement.

(8)
75% of the executive’s 2014 annual incentive award was paid in cash in early 2015. The remaining 25%, reported as the “2014 Bonus Deferral” in this table, was granted effective February 20, 2015 as time-vested RSUs that vest ratably over three years.

Outstanding Equity Awards at Fiscal Year End
The following table summarizes certain information for each named executive officer with respect to outstanding equity awards and the value of such awards, in each case as of December 31, 2015.
Outstanding Equity Awards as of December 31, 2015

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares/ Units of Stock that have not Vested (#)(1)		Market Value of Shares/ Units that have not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares/ Units/ Rights That Have Not Vested (#) (1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Larry D. Richman	234,375	—		26.10	11/1/2017	10,879	(4)(5)	446,257	—		—
	—	54,305	(3)	17.95	2/22/2023	6,500	(4)(5)	266,630	—		—
	—	23,999	(3)	27.94	2/21/2024	7,893	(4)(5)	323,771	—		—
	—	25,508	(3)	35.16	2/20/2025	7,009	(4)(5)	287,509	—		—
	—	—		—	—	11,377	(4)(5)	466,685	—		—
	—	—		—	—	9,281	(4)(7)	380,707	—		—
	—	—		—	—	23,073	(8)	946,454	—		—
	—	—		—	—	6,554	(9)	268,845	32,574	(9)	1,336,185
									45,172	(10)	1,852,955
Kevin M. Killips	42,641	—		14.30	2/10/2019	3,568	(4)	146,359	—		—
	24,547	—		14.99	4/1/2021	3,714	(4)(6)	152,348	—		—
	—	23,958	(3)	17.95	2/22/2023	3,482	(4)(6)	142,832	—		—
	—	9,191	(3)	27.94	2/21/2024	2,684	(4)(7)	110,098	—		—
	—	7,573	(3)	35.16	2/20/2025	3,377	(4)(7)	138,535	—		—
	—	—		—	—	3,946	(4)(7)	161,865	—		—
	—	—		—	—	9,005	(8)	369,385	—		—
	—	—		—	—	2,510	(9)	102,960	12,476	(9)	511,766
									13,410	(10)	550,078
Bruce R. Hague	—	17,806	(3)	17.95	2/22/2023	2,193	(4)(6)	89,957	—		—
	—	7,149	(3)	27.94	2/21/2024	2,587	(4)(6)	106,119	—		—
	—	5,978	(3)	35.16	2/20/2025	2,088	(4)(7)	85,650	—		—
	—	—		—	—	2,666	(4)(7)	109,359	—		—
	—	—		—	—	3,555	(4)(7)	145,826	—		—
	—	—		—	—	10,184	(8)	417,748	—		—
	—	—		—	—	1,952	(9)	80,071	9,704	(9)	398,058
									10,588	(10)	434,320
Bruce S. Lubin	78,125	—		26.10	11/1/2017	3,154	(4)	129,377	—		—
	23,103	—		14.99	4/1/2021	3,714	(4)(6)	152,348	—		—
	—	21,562	(3)	17.95	2/22/2023	3,133	(4)(6)	128,516	—		—
	—	8,170	(3)	27.94	2/21/2024	2,386	(4)(7)	97,874	—		—
	—	6,696	(3)	35.16	2/20/2025	2,986	(4)(7)	122,486	—		—
	—	—		—	—	3,911	(4)(7)	160,429	—		—
	—	—		—	—	8,131	(8)	333,534	—		—
	—	—		—	—	2,231	(9)	91,516	11,089	(9)	454,871
									11,858	(10)	486,415
Karen B. Case	78,125	—		26.10	11/1/2017	1,356	(4)(6)	55,623	—		—
	14,440	—		14.99	4/1/2021	1,950	(4)(6)	79,989	—		—
	15,015	—		14.39	2/22/2022	1,938	(4)(7)	79,497	—		—
	—	13,420	(3)	17.95	2/22/2023	2,453	(4)(7)	100,622	—		—
	—	6,638	(3)	27.94	2/21/2024	2,951	(4)(7)	121,050	—		—
	—	5,500	(3)	35.16	2/20/2025	6,286	(8)	257,852	—		—
	—	—		—	—	1,813	(9)	74,369	9,009	(9)	369,549
									9,740	(10)	399,535

(1)
Holders of unvested restricted stock and RSU awards granted prior to 2014 receive dividends or dividend equivalents as and when dividends are paid by the Company to its stockholders. Holders of unvested RSU awards granted in 2014 and 2015, and unvested PSU awards are entitled to dividend equivalent rights which are paid to the holder only upon settlement. Holders of restricted stock (but not RSUs or PSUs) have voting rights as if the underlying shares were beneficially owned by the holder.

(2)
Amounts represent the value of outstanding stock awards based on the closing price of our common stock on December 31, 2015, $41.02 per share, without regard to any lack of marketability discount associated with transfer restrictions or delayed settlement.

(3)	The vesting schedule for stock options for each named executive officer is as follows:

Vesting Date	Larry D. Richman	Kevin M. Killips	Bruce R. Hague	Bruce S. Lubin	Karen B. Case
3/1/2016	54,305	23,958	17,806	21,562	13,420
3/1/2017	23,999	9,191	7,149	8,170	6,638
3/1/2018	25,508	7,573	5,978	6,696	5,500
Total	103,812	40,722	30,933	36,428	25,558

(4)	The vesting schedule for the restricted stock and RSUs for each named executive officer is as follows:

Vesting Date	Larry D. Richman	Kevin M. Killips	Bruce R. Hague	Bruce S. Lubin	Karen B. Case
3/1/2016	35,663	14,548	7,898	13,494	6,077
3/1/2017	10,391	3,783	3,118	3,492	2,771
3/1/2018	6,885	2,440	2,073	2,298	1,800
Total	52,939	20,771	13,089	19,284	10,648

(5)
After vesting, the shares underlying Mr. Richman’s RSUs are distributable to him by reference to the earlier of his resignation or other termination of his employment with the Company for any reason or the date limitations on tax deductibility of executive compensation expense under Section 162(m) of the Internal Revenue Code no longer apply to him.

(6)
The shares underlying the referenced restricted share awards are subject to transferability restrictions for a period of three years following the last vesting date for such award, except shares to cover minimum tax withholding obligations prior to such date.

(7)	The shares underlying the referenced RSUs are distributable three years following the last vesting date.

(8)
Represents PSUs with a three-year performance period ending December 31, 2015. The Committee certified in early 2016 that the material terms of the PSUs as they relate to the 2013-2015 Cumulative EPS (adjusted) performance metric had been satisfied and that achievement of that performance metric had been met at the “superior” level under the PSUs. As a result, the PSUs vested pursuant to their terms on February 28, 2016 (subject to all terms of the applicable award agreement) in the amounts indicated (settlement of which in shares of common stock will be two years later subject to all other conditions of the PSUs, including, without limitation, any application of the clawback provision).

(9)
Represents PSUs with a three-year performance period ending December 31, 2016. The shares underlying the PSUs will convert into shares of common stock on a one-to-one basis approximately two years following the vesting date. The number of PSUs earned will be based on the Company’s performance relative to pre-established threshold, target and maximum cumulative earnings per share goals for the three-year performance period. If the threshold (minimum) performance level is not achieved, the PSUs will be forfeited. After considering performance against the EPS metric, the number of PSUs will be further adjusted upward or downward by reference to a TSR factor which will be based on the Company’s TSR percentile ranking over the same three-year performance period as measured against an index of other banking companies. Pursuant to their terms, because cumulative EPS for the two years ended December 31, 2015 exceeded a pre-established level, the award will vest (assuming continued employment) at not less than 33.5% of the target award. As a result, this 33.5% amount is shown in the “Number of Shares/Units of Stock that have not Vested” column because, while not yet vested, these are no longer subject to performance-based vesting. The number of PSUs shown in the “Equity Incentive Plan Awards” column represents the maximum number of PSUs, minus the 33.5% amount, as performance is tracking above target level as of December 31, 2015. See “Compensation Discussion and Analysis—What We Pay and Why We Pay It – Minimum Vesting Levels for PSUs Awarded to Executive Officers in 2014” for more information.

(10)
Represents PSUs with a three-year performance period ending December 31, 2017. The shares underlying the PSUs will convert into shares of common stock on a one-to-one basis approximately two years following the vesting date. The number of PSUs earned will be based on the Company’s performance relative to pre-established threshold, target and maximum cumulative earnings per share goals for the three-year performance period. If the threshold (minimum) performance level is not achieved, the performance share units will be forfeited. After considering performance against the EPS metric, the number of PSUs will be further adjusted upward or downward by reference to a TSR factor which will be based on the Company’s TSR percentile ranking over the same three-year performance period as measured against an index of other banking companies. In this table, the maximum number of PSUs is shown as performance is tracking above target level as of December 31, 2015. For additional terms relating to these PSUs, see “Compensation Discussion and Analysis—What We Pay and Why We Pay It – Long-Term Incentives.”

2015 Option Exercises and Stock Vested
The following table shows the number of stock option awards exercised by each named executive officer in 2015 and the value realized on exercise. It also shows the number of shares acquired upon the vesting of restricted stock awards and PSUs and the value realized on vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting(1) (2) ($)
Larry D. Richman	—	—	76,176	(3)	2,790,722
Kevin M. Killips	—	—	28,393	(4)	1,042,730
Bruce R. Hague	103,463	1,784,154	26,867	(4)	997,148
Bruce S. Lubin	—	—	26,196	(4)	960,931
Karen B. Case	—	—	14,182	(4)	532,080

(1)
Includes PSUs granted in 2013 for which the three-year performance period ended on December 31, 2015. These PSUs vested at the superior level on February 28, 2016. While vested, the PSUs will not convert into shares of common stock (on a one-to-one basis) until two years after vesting. Nonetheless, per SEC guidance, they are included in the number of shares acquired on vesting because the performance period ended during 2015. The value realized by each executive officer is determined based on the closing price of our common stock on December 31, 2015, $41.02 per share.

(2)
In addition to amounts included pursuant to footnote 1, amounts include the aggregate dollar amount realized by the named executive officer upon the vesting of stock awards during 2015. The dollar amount represents the number of shares acquired or earned on vesting multiplied by the market closing price of our common stock on the vesting date.

(3)	Includes 46,154 RSUs that vested but for which settlement is deferred as described in footnote 5 of the table immediately above.

(4)
Includes RSUs that vested but for which settlement in common stock is deferred as described in footnote 7 of the table immediately above. The number of RSUs vested were 1,342; 1,044; 1,193; and 970 for Messrs. Killips, Hague and Lubin and Ms. Case, respectively.

2015 Nonqualified Deferred Compensation
The table below sets forth information for each named executive officer with respect to (i) vested RSUs granted for services in prior years and for which the underlying shares of common stock had not yet been delivered as of the beginning of 2015 (“Vested and Unsettled RSUs”) and (ii) activity in the PrivateBancorp, Inc. Deferred Compensation Plan (“DCP Plan”).
Vested and Unsettled RSUs. The Vested and Unsettled RSUs generally were awarded for services in 2012 and 2013 for Mr. Richman and in 2013 for Messrs. Killips, Hague, and Lubin and Ms. Case.

•	Amounts shown as “Registrant Contributions” represent the RSUs vesting March 1, 2015 and attendant dividend equivalents accrued through the vest date;

•
Amounts shown as “Aggregate Earnings” reflect the change in market value during 2015 of the shares of Common Stock underlying Vested and Unsettled RSUs, as well as dividend equivalents earned during 2015; and

•	Amounts shown as “Aggregate Balance” reflect the market value of the shares of Common Stock underlying Vested and Unsettled RSUs, as well as accumulated dividend equivalents as of December 31, 2015.
DCP Plan. Our named executive officers and members of the Board of Directors of the Company and its subsidiaries are eligible to participate in the DCP Plan which is a non-qualified plan that permits participants to defer receipt of cash compensation otherwise payable to them. Except for an “earnings” credit on the deferred amounts, the Company does not provide any contributions or credits to participants under the DCP Plan.
Under the DCP Plan, named executive officers who participate in the plan may elect to defer up to 50% of annual base salary and 100% of annual incentive amounts (other than awards granted under any equity compensation plan). Directors may elect to defer up to 100% of their cash director fees. Amounts deferred are credited to an account maintained under the plan. This account reflects the Company’s liability to the participant; no funds are deposited into a trust or otherwise set aside to pay the deferred amounts. Amounts deferred will be paid at a future date, which may be the date of a change in control of the Company, or at termination of employment or service as a director, or as the participant may elect in advance. Payment is made in a lump sum or annual installments up to 10 years. All elections and payments under the plan are subject to compliance with requirements of Section 409A of the Code which may limit elections and require a delay in payment of benefits in certain circumstances.
While deferred, amounts are credited with “earnings” as if they were invested in either a fixed income account with interest credited based on the lower of our prime rate or 120% of the applicable federal rate, or in deferred stock units (“DSUs”), as the participant may elect at the time the amounts are deferred. The interest crediting rate during 2015 was 3.25%. The balances of the participants’ accounts under the plan are adjusted from time to time, depending on the performance of the investment options elected. Upon distribution, the portion of the participant’s account credited to the fixed income option is paid in cash and the amount credited in DSUs is paid in shares of Company common stock.

Name	Plan or Award	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (3) ($)
Larry D. Richman	Vested and Unsettled RSUs	—	1,603,069	352,292	(1,706)	2,217,247
	DCP Plan	—	—	—	—	—
Kevin M. Killips	Vested and Unsettled RSUs	—	46,661	8,495	—	55,156
	DCP Plan	—	—	—	—	—
Bruce A. Hague	Vested and Unsettled RSUs	—	36,300	6,567		42,867
	DCP Plan	—	—	40,576	—	217,439
Bruce S. Lubin	Vested and Unsettled RSUs	—	41,481	7,504		48,985
	DCP Plan	20,625	—	6,503	—	217,067
Karen B. Case	Vested and Unsettled RSUs	—	33,727	6,101	—	39,828
	DCP Plan	111,975	—	19,013	(34,891)	469,641

(1)
Of the balances reported in this column, $80,850 with respect to Ms. Case is disclosed in the Summary Compensation Table as a portion of the salary earned in 2015 and the amounts of $20,625 and $31,125 with respect to Mr. Lubin and Ms. Case, respectively, were disclosed in the prior year Summary Compensation Table as a portion of the non-equity incentive plan compensation for 2014.

(2)
Aggregate earnings include changes in the market value of the shares of common stock underlying Vested and Unsettled RSUs during 2015 and dividend equivalents earned on such units. With respect to our DCP Plan, aggregate earnings represents change in value of DCP investments, including earnings credited on the DCP investments. Of the balances reported in this column for Vested and Unsettled RSUs for Mr. Richman, $1,706 is included in the Summary Compensation Table as a part of all other compensation for 2015 as dividends paid on certain Vested and Unsettled RSUs. All other earnings are not above-market or preferential and thus are not reported in the Summary Compensation Table.

(3)
Of the aggregate balances reported in this column at the end of 2015 for the DCP Plan, $82,283, $194,958 and $87,050 (net of distributions) with respect to Messrs. Hague and Lubin, and Ms. Case, respectively, were included in the Summary Compensation Tables in previous years as a portion of salary and/or non-equity plan compensation earned in the relevant year. With respect to the balances reported in this column at the end of 2015 for the Vested and Unsettled RSUs, $708,042, $27,753, $21,590, $24,671 and $20,060 for Messrs. Richman, Killips, Hague and Lubin and Ms. Case, respectively, were included in the Summary Compensation Tables in previous years, representing the grant date fair value of the stock award adjusted for a lack of marketability discount due to the delayed settlement of the awards.

Potential Payments Upon Termination or Change in Control
Our employment agreements were entered into with Messrs. Richman, Killips, Hague and Lubin and Ms. Case at the time they joined us in 2007 (2009 for Mr. Killips). The agreements include the following provisions:

General Provisions	•	Title, duties and responsibilities

Compensation Provisions	•	Minimum level of base salary, subject to review and possible increase from time-to-time; decreases in base salary are limited to across-the-board salary reductions applicable to senior executives

	•	Participation in annual incentive plan with minimum target opportunity, equity awards, and other benefit and fringe benefit plans

Severance Protection	•
Triggered in event of involuntary termination without cause or voluntary resignation for good reason.  Good reason generally means: (a) a diminution in duties or seniority, (b) requiring the executive to relocate more than 50 miles from Chicago, (c) in the case of Mr. Richman, not re-electing him as a director, or (d) in the case of a named executive officer other than Mr. Richman, reducing base salary or target annual bonus opportunity (other than a proportionate reduction applicable to all executives unless that proportionate reduction occurs within two years of a change of control).

•
Severance benefits based on 100% (150% for Mr. Richman) of the sum of base salary plus the average annual bonus for the prior three years; plus a pro rata bonus for the year of termination equal to the prior year’s bonus; subsidized health insurance coverage for 12 months (18 months for Mr. Richman)

Change in Control Protection	•
Triggered in event of involuntary termination without cause or voluntary resignation for good reason within two years following or six months prior to a change in control; in the case of Mr. Richman, “good reason” would include his voluntary termination of employment during the 90-day period beginning on the first anniversary of the date of a change in control

•
Severance benefits equal to a multiple (300% - Richman; 200% - Killips, Hague, Lubin, Case) of the sum of base salary and the higher of the prior year’s bonus or the average of the last three years’ annual bonuses, plus a pro rata bonus for the year of termination equal to the prior year’s bonus, subsidized health insurance coverage for 24 months (36 months for Mr. Richman) and outplacement assistance

•
Full golden parachute excise tax gross-up if “parachute” payments exceed the threshold level for the golden parachute tax by more than 10%; if the excess is less than 10%, the payments will be reduced below the threshold (except in the case of Mr. Richman who is entitled to full golden parachute excise tax gross-up in all circumstances in which “parachute” payments exceed the threshold level for the golden parachute tax)

Confidentiality and Restrictive Covenants	•	Obligated to not disclose or misuse confidential information

•
While employed with the Company and for one year thereafter, precluded from (a) soliciting clients or customers to not do business with the Company, (b) soliciting employees to terminate their employment with the Company and (c) joining a competing financial institution

•
Breach of non-competition provision results in forfeiture of initial equity award received upon joining the Company and obligation to return any shares from such award then held or amounts realized upon sale of shares from those awards received during the three-year period preceding the date of termination

	•	Breach of other commitments subjects executive to suit for injunctive relief and damages

The following discussion looks at each termination of employment situation – voluntary resignation/retirement, discharge for cause, discharge without cause, resignation due to constructive discharge, death or disability, and a change in control of the Company, and describes additional amounts, if any, that the Company would have paid or provided to Messrs. Richman, Killips, Hague, Lubin or Case or their beneficiaries as a result. The discussion below and the amounts shown reflect certain assumptions we have made in accordance with the SEC’s rules. In addition to any assumptions set forth in footnotes to the tables, these assumptions are that the termination of employment or change in control occurred on December 31, 2015 and that the value of a share of our stock on that day was $41.02, the closing price on December 31, 2015.
In addition, the following discussion and amounts only include the payments and benefits that are enhanced by the termination of employment or change in control. Payments and benefits at termination that are not reflected include:

•	benefits accrued under the Company’s KSOP in which all employees are eligible to participate;

•	accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally;

•	balances accrued under our Deferred Compensation Plan;

•	stock options that have vested and are exercisable; and

•	restricted stock or restricted stock units that have vested (regardless of whether or not such underlying shares have been settled).
For convenience, the payments and benefits described above are referred to in the following discussion as the executive’s “vested benefits.”
Voluntary Resignation; Retirement
We are not obligated to pay amounts over and above vested benefits in the event of employment termination due to voluntary resignation. Upon voluntary resignation, the executive is bound by the confidentiality agreement and restrictive covenants contained in the employment agreement. A voluntary resignation that qualifies as a retirement may enhance the treatment of outstanding equity awards upon departure. We changed the retirement eligibility criteria for equity awards granted in 2015 such that, upon retirement, the 25% deferral portion of an annual incentive award will continue to vest on its regular vesting schedule even after retirement. Equity granted as part of our long-term equity awards (RSUs, options and PSUs) will continue to vest pro-rata through the date of retirement. In the case of PSUs, the pro-rated payout will be determined after the performance period ends based on the number of shares that would have been earned as result of the actual achievement relative to the performance criteria for the full three-year period, adjusted for the period of time the named executive officer was employed during the performance period. In such instances, distribution of the pro-rated number of shares will be made at the same time as when other named executive officers receive their distribution two years after vesting.
The following table reflects the value of accelerated vesting of equity awards as of December 31, 2015 assuming retirement.

	Restricted Stock Units		Options		Performance Share Units
Name	Number(1) (#)	Value(2) ($)	Number (#)	Value(3) ($)	Number(4) (#)	Value(2) ($)
Larry D. Richman	12,441	510,330	7,086	41,524	7,529	308,840
Kevin M. Killips	4,885	200,383	2,104	12,329	2,235	91,680
Bruce R. Hague	4,296	176,222	1,661	9,733	1,765	72,400
Bruce S. Lubin	4,740	194,435	1,860	10,900	1,976	81,056
Karen B. Case	3,632	148,985	1,528	8,954	1,623	66,575

(1) Total number of unvested RSUs that would vest upon termination due to retirement as of December 31, 2015. For additional information on these unvested awards, see the “Outstanding Equity Awards as of December 31, 2015” table.
(2) Represents the value of shares based on the closing price of our common stock on December 31, 2015 of $41.02.
(3) The value of the options is based on the difference between $41.02, the closing stock price on December 31, 2015, and the exercise price of each stock option.

(4)
The number of PSUs earned will be based on the Company’s performance relative to pre-established threshold, target and maximum cumulative earnings per share goals for the three-year period ending December 2017, as adjusted based on TSR performance relative to a pre-determined index for this same period. In this table, it is assumed PSUs granted in 2015 will vest at target, with retirement on December 31, 2015. The shares underlying vested PSUs would convert into shares of common stock on a one-to-one basis approximately two years following the vesting date and would be distributed at that time.

Discharge for Cause
We are not obligated to pay any amounts over and above vested benefits if an executive’s employment terminates because of discharge for cause and the executive is bound by the confidentiality commitment and restrictive covenants contained in his or her employment agreement with us. Additionally, the executive’s right to exercise vested options expires upon discharge for cause.
Death or Disability
We provide our employees, including our named executive officers, with group life, accidental death and dismemberment, and short- and long-term disability coverage. The group life insurance benefit is equal to two times base salary (and commissions, if applicable) to a maximum of $400,000. The death benefit for each named executive officer is $400,000. The accidental death and dismemberment benefit is equal to two times base salary to a maximum of $400,000 for each of our named executive officers. The long-term disability benefit, which is set forth in the next table below, is a monthly benefit equal to 60% of monthly salary at the time of disability up to a maximum benefit of $20,000 per month, payable until the executive reaches approximately age 66 or 67. The amount of the payment, assuming long-term disability were to occur on December 31, 2015, is set forth in the table below.

	Long-Term Disability Benefits(1)
Name	Monthly Amount ($)	Months of Coverage (#)	Total Payments ($)
Larry D. Richman	20,000	27	540,000
Kevin M. Killips	20,000	52	1,040,000
Bruce R. Hague	20,000	57	1,140,000
Bruce S. Lubin	20,000	42	840,000
Karen B. Case	20,000	112	2,240,000

(1)
Long-term disability benefits are an obligation of the Company’s disability insurance carrier and, therefore, the benefits are not an obligation of the Company. Amounts do not include short-term disability benefits which would equal approximately three months of continued salary payments.

In addition, in the event of death or disability, all unvested restricted shares/RSUs along with stock options granted in 2015 vest immediately. There is no acceleration of stock options granted prior to 2015 in the event of death or disability. In the case of performance share units, death or disability will result in a pro-rated payout determined after the measurement period ends based on the number of shares that would have been earned as a result of the actual achievement relative to the performance criteria for the full three-year period, adjusted for the period of time the named executive officer was employed during the performance period. In such instances, distribution of the pro-rated number of shares will be made at the same time as when other named executive officers receive their distributions.

The following table reflects the value of accelerated equity awards as of December 31, 2015 assuming death.

	Restricted Stock Awards/RSUs		Options		Performance Share Units
Name	Number(1) (#)	Value(2) ($)	Number (#)	Value(3) ($)	Number(4) (#)	Value(2) ($)
Larry D. Richman	52,939	2,171,558	25,508	149,477	43,645	1,790,318
Kevin M. Killips	20,771	852,026	7,573	44,378	16,235	665,960
Bruce R. Hague	13,089	536,911	5,978	35,031	15,834	649,511
Bruce S. Lubin	19,284	791,030	6,696	39,239	14,547	596,718
Karen B. Case	10,648	436,781	5,500	32,230	11,518	472,468

(1)
Total number of unvested restricted shares that would become immediately vested upon death as of December 31, 2015. For additional information on these unvested shares, see the “Outstanding Equity Awards as of December 31, 2015“ table.

(2)	Represents the value of shares based on the closing price of our common stock on December 31, 2015 of $41.02.

(3)	The value of the accelerated options is based on the difference between $41.02, the closing stock price on December 31, 2015, and the exercise price of each stock option.

(4)
The number of PSUs earned will be based on the Company’s performance relative to pre-established threshold, target and maximum cumulative earnings per share goals for the three-year performance period and for the PSUs granted in 2014 and 2015, a modifier based on relative TSR performance compared to an index for this same period. In this table, it is assumed “superior” level of achievement for PSUs granted in 2013 (as certified by the Compensation Committee in February 2016), and for PSUs granted in 2014 and 2015 target level performance, with death on December 31, 2015. The shares underlying vested PSUs would convert into common shares on a one-to-one basis approximately two years following the vesting date and would be distributed at that time.

Discharge Not for Cause; Resignation due to Constructive Discharge
Our employment agreements obligate the Company to pay severance benefits if an executive’s employment is involuntarily terminated other than for cause and require the executive to sign a general release and waiver of claims. The executive is also obligated to comply with the confidentiality commitments and the restrictive covenants contained in his employment agreement with us. The resignation by the executive under circumstances that constitute constructive discharge is considered an involuntary termination without cause. Constructive discharge will arise in the event of an uncured material breach by the Company or the Company requires the executive to move to an office location more than 50 miles away from his or her current location.
The following table summarizes the severance benefits that would have been payable if the executive’s employment had been terminated involuntarily without cause or voluntarily terminated for good reason on December 31, 2015. In such termination circumstances, there would be no incremental vesting of outstanding equity awards.

	Salary and Bonus Continuation
Name	Monthly Amount ($)	Number of Months (#)	Total Continuation Payments ($)	Pro-Rata Annual Bonus ($)	Medical Benefits(1) ($)	Total ($)
Larry D. Richman	176,338	18	3,174,077	1,305,281	13,865	4,493,223
Kevin M. Killips	84,579	12	1,014,953	555,000	4,672	1,574,625
Bruce R. Hague	81,276	12	975,309	500,000	9,243	1,484,552
Bruce S. Lubin	79,434	12	953,202	550,000	9,243	1,512,445
Karen B. Case	63,870	12	766,445	415,000	9,243	1,190,688

(1)	Reflects amount of health benefit continuation (COBRA) premium payable by the Company during the salary continuation period.

Change in Control
We have special provisions in our employment agreements and plans in the event of a change in control of our Company. A change in control will generally occur if a person or group acquires more than 30% of our voting stock, there is an unwelcome change in a majority of the members of our Board, or if after we merge with another organization our stockholders do not continue to own more than half of the voting stock of the merged company and more than one-half of the members of the board of the merged company were not members of our Board.  A change in control will also occur if our stockholders approve our dissolution, we sell or transfer more than 50% of the voting stock of the Bank or we sell all of the Bank’s assets to an entity other than one of our subsidiaries.
The severance benefits payable under our employment agreements are enhanced in the event of involuntary termination upon or within six months before or two years after a change in control. For this purpose, an involuntary termination would include an instance in which the executive voluntarily terminates for good reason. In the case of Mr. Richman, “good reason” includes a circumstance in which he voluntarily terminates during the 90-day period which begins on the first anniversary of the date of a change in control. The change in control coupled with the above-described termination events constitute a “double trigger” that must be satisfied in order to cause the payment of the enhanced severance benefits under our employment agreements to be payable.
If a double trigger occurs, the requirement to execute a general release and waiver and abide by the confidentiality commitments and restrictive covenants of the agreement apply. The enhanced benefits consist of a lump sum payment of approximately three years’ pay for Mr. Richman and two years’ pay for Messrs. Killips, Hague and Lubin and Ms. Case, and other benefits as described below, including continued health insurance coverage and outplacement assistance. “Pay” for this purpose includes base salary and an annual bonus amount based on the prior year’s bonus or, if greater, the average of the past three years’ bonuses. In addition, each named executive officer is entitled to a pro-rata bonus for the year of termination based on the amount of the prior year’s bonus amount.
In the event the severance payments and other incremental benefits triggered by a change in control exceed the threshold for such “golden parachute” payments by more than 10%, the employment agreements provide for an excise tax gross-up payment; if such “golden parachute” payments exceed the threshold by less than 10%, the payments will be reduced to an amount below the threshold (except in the case of Mr. Richman who is entitled to an excise tax gross-up payment in any circumstance in which the change in control-related payments exceed the applicable threshold).
Since 2011, all equity awards granted to the named executive officers under our 2011 Incentive Compensation Plan do not provide for automatic acceleration of vesting upon a change in control. If the unvested award is continued, or is replaced by an award of equal value, then no acceleration of vesting will occur upon the change in control. If the recipient is subsequently terminated other than for cause or resigns for good reason within two years of the change in control, then, upon such termination, the replacement award will vest in full.
The following table summarizes the change-in-control related benefits for the named executive officers. We have assumed a change in control occurred and the named executive officer’s employment terminated on December 31, 2015.

	Severance Payments			Equity Awards
	Cash Lump	Tax Gross-Up	Total Severance	Options		Restricted Shares, RSUs and PSUs		Other	Total
Name	Sum ($)	Payment ($)	Payments ($)	Number(1) (#)	Value(2) ($)	Number(3) (#)	Value(4) ($)	Benefits(5) ($)	Value ($)
Larry D. Richman	8,221,124	3,478,589	11,699,713	103,812	1,716,200	118,162	4,847,005	57,729	18,320,647
Kevin M. Killips	2,755,000	—	2,755,000	40,722	717,307	43,974	1,803,813	34,344	5,310,464
Bruce R. Hague	2,500,000	—	2,500,000	30,933	539,324	34,395	1,410,883	43,486	4,493,693
Bruce S. Lubin	2,640,000	—	2,640,000	36,428	643,538	40,004	1,640,964	43,486	4,967,988
Karen B. Case	2,065,000	—	2,065,000	25,558	428,654	27,216	1,116,400	43,486	3,653,540

(1)	Total number of unvested stock options as of December 31, 2015 that would become immediately vested upon a change in control and termination of employment assuming no replacement award is provided.

(2)	Represents the value of unvested stock options based on the difference between $41.02, the closing stock price on December 31, 2015, and the exercise price of each stock option.

(3)
The total number of unvested restricted shares, RSUs and PSUs as of December 31, 2015 that would become immediately vested upon a change in control and termination of employment assuming no replacement award is provided. In the case of PSUs, the number of PSUs earned is equal to those at “target” level performance or if greater, the amount determined by the Committee to have been earned based on performance through the date of the Change of Control. In this table, it is assumed “superior” level of achievement for PSUs granted in 2013 (as certified by the Compensation Committee in February 2016, and for PSUs granted in 2014 and 2015, target level performance.

(4)	Represents the value of restricted shares, RSUs and PSUs based on $41.02, the closing stock price on December 31, 2015.

(5)
Reflects the amount of health benefit continuation (COBRA) premium to be paid by Company during the coverage continuation period and the estimated value of outplacement assistance. The employment agreement for each executive officer provides that in the event of termination due to a change-in-control, the executive may maintain COBRA medical coverage at reduced rates for up to 36 months, in the case of Mr. Richman, and 24 months in the case of Messrs. Killips, Hague and Lubin and Ms. Case. Additionally, Mr. Richman is entitled to outplacement assistance for 24 months and the other named executive officers would receive such assistance for 12 months.

Compensation Committee Interlocks and Insider Participation
Messrs. Rabin and Nicholson and Ms. Collins and Ms. McKissack each currently serve on the Compensation Committee. Certain of these individuals and/or entities affiliated with them have engaged in certain transactions with the Bank, in the ordinary course of the Bank’s business, during the last year. In the opinion of management, none of these transactions involved more than the normal risk of collectability or presented any other unfavorable features.

DIRECTOR COMPENSATION
We compensate our non-employee directors with cash and equity-based compensation, as set forth in the table below. This non-employee director compensation structure was adopted in late 2014 and, although reviewed annually by the Board, has not been revised since that time.

Structure of Non-Employee Director Compensation
Cash Retainers (1)
Board Member	$50,000
Committee Member (2)	$10,000
Non-Executive Chairman	$60,000
Chair of the Audit, Business Risk & Compensation Committees	$15,000
Chair of the Corporate Governance Committee	$10,000
Chair of The PrivateBank and Trust Company (the "Bank") (3)	$50,000
Chair of the Trust Committee of the Bank	$10,000
Equity Retainer	$50,000 in the form of RSUs
___________
(1) Payable quarterly.
(2) Applicable for each holding company and Bank board committee on which a director serves.
(3) In addition to the $50,000 cash retainer for his position as Chair of the Bank, Mr. Bobins also receives monthly compensation for his additional duties as described below under “—Compensation of Mr. Bobins.”
In addition, all directors are eligible to participate in the Company’s Deferred Compensation Plan. This program allows the directors to defer receipt of cash amounts payable to them and to elect to receive deferred payment in the form of cash or deferred stock units, which are payable in stock when the units are distributed from the plan.
Each of the Company’s directors is also a director of the Bank. Other than as described for the Chairman of The PrivateBank and Trust Company (Mr. Bobins) and the Chair of the Bank’s Trust Committee (Mr. Mandell), non-employee directors do not receive any additional compensation for serving on the Bank’s Board of Directors. The following table sets forth information regarding the 2015 compensation of the Company’s non-employee directors.

Non-Employee Director Compensation
Name	Fees Paid in Cash (1) ($)	Stock Awards(2) (3) ($)	Option Awards(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)		Total ($)
Diane M. Aigotti(7)	44,999	26,810			20		71,829
Norman R. Bobins(8)	555,000	38,278	—	—	819	(10)	594,097
Robert F. Coleman(9)	5,000	—	—	—	—		5,000
Michelle L. Collins	70,000	38,278	—	—	69		108,347
James M. Guyette	92,500	38,278	—	—	800		131,578
Ralph B. Mandell	75,000	38,278	—	—	73,861	(11)	187,139
Cheryl Mayberry McKissack	75,000	38,278	—	—	800		114,078
James B. Nicholson	78,750	38,278	—	—	747		117,775
Richard S. Price (7)	40,833	34,560			20		75,413
Edward W. Rabin	68,750	38,278	—	—	800		107,828
William R. Rybak	78,750	38,278	—	—	800		117,828
Alejandro Silva	67,500	38,278	—	—	800		106,578

(1)
The amounts in this column reflect actual cash payments made to each director during 2015 and, due to the timing of these payments, do not reflect the full amounts earned by such directors for 2015 service. Prior to 2015, we paid cash director fees in a single lump-sum payment. The payment in May 2014, which was included in this table in our 2015 Proxy Statement, compensated directors for their service from the 2014 Annual Meeting on May 22, 2014 through the day before our 2015 Annual Meeting on May 21, 2015. We initiated the payment of quarterly committee member fees in December 2014 and began paying our cash director retainer and chair fees in quarterly installments, rather than a single lump sum payment, on June 1, 2015. If considered on an “earned” basis, the numbers in this column would be as follows:

Name	Cash Fees Earned for 2015 Service ($)
Diane M. Aigotti	33,461
Norman R. Bobins	576,950
Robert F. Coleman	33,278
Michelle L. Collins	69,934
James M. Guyette	116,666
Ralph B. Mandell	84,312
Cheryl Mayberry McKissack	88,158
James B. Nicholson	87,238
Richard S. Price	29,295
Edward W. Rabin	83,017
William R. Rybak	93,007
Alejandro Silva	78,461

(2)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 as determined based on the closing price-per-share of our common stock on the date of grant adjusted for a 23% lack of marketability discount for each director other than Ms. Aigotti (whose discount was 35%) and Mr. Price (whose discount was 17%), due to transfer restrictions on the shares underlying the RSUs that result from delayed settlement of the award.

(3)
The stock award is represented by 1,310 RSUs for each director other than Ms. Aigotti and Mr. Price. Ms. Aigotti and Mr. Price each received an equity award of 1,000 RSUs when they joined the Board during 2015 to reflect a partial year of service. As of December 31, 2015 for each director other than Ms. Aigotti and Mr. Price, 50% of the units had vested as of December 31, 2015, an additional 25% is scheduled to vest on March 1, 2016 and the remaining 25% is scheduled to vest on June 1, 2016. Ms. Aigotti’s and Mr. Price’s awards vested 40% on December 1, 2015 with an additional 30% scheduled to vest on March 1, 2016 and the remaining 30% is scheduled to vest on June 1, 2016. Distribution of the common stock underlying the RSUs will occur upon a director’s termination of service for any reason.

(4)
The following table lists outstanding vested option awards and unvested stock awards held by each of the non-employee directors listed above as of December 31, 2015. As of that date, our non-employee directors do not hold any unvested option awards.

Name	Outstanding Vested Option Awards (#)	Outstanding Unvested RSU Awards (#)
Diane M. Aigotti	—	600
Norman R. Bobins	62,500	654
Robert F. Coleman	3,000	—
Michelle L. Collins	—	654
James M. Guyette	6,000	654
Ralph B. Mandell	—	654
Cheryl Mayberry McKissack	6,000	654
James B. Nicholson	—	654
Richard S. Price	—	600
Edward W. Rabin	6,000	654
William R. Rybak	6,000	654
Alejandro Silva	6,000	654

(5)	In 2015, no interest was earned under the Deferred Compensation Plan at a rate that exceeded 120% of the Applicable Federal Rate.

(6)
Except with respect to Mr. Mandell, amounts shown for each director consist solely of dividends paid on RSU awards. See footnote 11 to this table for information regarding the amount shown for Mr. Mandell.

(7)	Ms. Aigotti joined the Board in July 2015 and Mr. Price joined in August 2015. As a result, they each received pro-rated fees.

(8)	See “—Compensation of Mr. Bobins” below for a discussion of Mr. Bobins’s compensation arrangements.

(9)	Mr. Coleman retired from the Board effective May 21, 2015.

(10)
The amount shown under “All Other Compensation” for Mr. Bobins does not include any expense allocation for office space made available to Mr. Bobins within existing leased space at no incremental cost to the Company. The amount also excludes the cost of certain employees of the Bank whose services are leased to Mr. Bobins’ consulting firm. See “Transactions with Related Persons.”

(11)
Includes the value of parking benefits provided to Mr. Mandell and dividends paid on RSU awards in2015.  Also includes the value ($69,586 based on the aggregate incremental cost to the Company) of office space located within our headquarters that we provided to Mr. Mandell during 2015.  The value of such office space was calculated by multiplying the aggregate per-square-foot occupancy expense for our headquarters (which includes, among other things, rent, janitorial services, computers, furniture and utilities) by the square footage provided to him.

During 2015, Mr. Richman was an employee of the Company and/or its subsidiaries. As such, he did not receive separate compensation for his service as a director in 2015. See “Compensation Discussion and Analysis” and the Summary Compensation Table and other disclosures under “Executive Compensation” for information relating to the compensation paid to Mr. Richman during 2015.
Compensation of Mr. Bobins
Mr. Bobins is a member of our Board and also serves as non-executive chairman of the board of directors of our subsidiary bank. In connection with such service, Mr. Bobins receives the same cash retainer and regular equity awards as our other non-employee directors of the Company, plus a $50,000 lump-sum cash retainer and $37,500 payable monthly in cash. In his role as non-executive chairman of the Bank’s board, Mr. Bobins is actively involved in evaluating strategic business opportunities, cultivating business referrals and advising on matters related to retention and expansion of client relationships. He also represents the Bank in various civic, community and charitable activities and is active in banking industry affairs. In connection with the Board’s annual review of director compensation, it reviews our compensation arrangements with Mr. Bobins.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16 of the Securities Exchange Act of 1934 requires our directors and executive officers and certain other beneficial owners of our common stock to periodically file notices of changes in beneficial ownership of common stock with the Securities and Exchange Commission. To the best of our knowledge, we believe that for 2015 all required filings were timely filed by each of our directors and executive officers.
TRANSACTIONS WITH RELATED PERSONS
Related Person Transactions Policy and Procedures
Our Audit Committee has oversight responsibility for potential conflict of interest transactions, including related party transactions. Pursuant to this responsibility, the Audit Committee has adopted a Related Person Transactions Policy, which sets forth our policies and procedures for reviewing and approving or ratifying any transaction or series of transactions in which:

•	the Company is a participant;

•	the aggregate amount involved exceeds, or is expected to exceed, $120,000; and

•
a “related person” (directors, director nominees, executive officers, stockholders holding 5% or more of our voting securities or any of their immediate family members or certain affiliated entities) has a direct or indirect material interest.

The Committee will only approve or ratify a related person transaction if it determines that, based on the relevant facts and circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders. Factors to be considered by the Committee when evaluating a related person transaction include, among others, the benefits to the Company; the impact on a director’s independence; the nature and extent of the related person’s interest in the transaction; the potential for the transaction to implicate an actual or apparent conflict of interest; the availability of other sources for services or products of similar quality and quantity; the terms of the transaction; and the terms available on an arm’s length basis with unrelated parties. Refer to “—Related Person Transactions” below for a description of related person transactions in effect during 2015 that the Committee has reviewed and approved or ratified pursuant to the policy.
As articulated in the policy, our Board has determined that certain financial services transactions between the Bank and a director, executive officer or their affiliated persons do not require review or approval under the policy. These include deposit relationships, trust and wealth management accounts and credit relationships provided that products and services relating to such accounts and relationships are provided in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable services to non-affiliates (or, in the case of our directors and executive officers individually, on substantially the same terms as are extended to employees of the Bank generally).  Any such credit relationships must comply with Federal Reserve Board Regulation O and our Regulation O or other applicable credit-related policies, which generally require full Board approval of the credit relationship.  The credit relationships currently outstanding between the Bank and our directors, executive officers or their affiliated persons were made on substantially the same terms as those prevailing at the time for comparable loans with non-affiliates and do not involve more than the normal risk of collectability.
The Audit Committee is required to review any ongoing related party transaction covered by the policy at least annually to ensure they remain fair and are not inconsistent with the best interests of our stockholders.  The Committee recently reviewed the transactions described below.
Related Person Transactions
Arrangements with Norman R. Bobins. Mr. Bobins, one of our directors (who is not considered to be independent), serves as non-employee chairman of the Bank’s board of directors and is provided offices within the

Bank’s premises. In addition, under an employee leasing agreement that became effective in January 2011, the Company has agreed to make available to Norman Bobins Consulting LLC, an entity affiliated with Mr. Bobins, the services of certain Company employees on a fully-costed basis. The agreement calls for regular monthly payments to the Company with an annual true-up to adjust for actual costs. This agreement automatically continues in effect so long as Mr. Bobins serves as a director of the Bank, but may be terminated by either party upon 60 days’ notice. For services provided under this arrangement during 2015, Norman Bobins Consulting LLC paid the Company approximately $506,000. As an ongoing transaction, the Audit Committee reviews and ratifies this arrangement on an annual basis.
Ordinary Course Business Transactions with Mesirow Financial. Richard S. Price, one of our independent directors, is the Chairman and CEO of Mesirow Financial Holdings, Inc., a diversified financial services firm headquartered in Chicago, Illinois. We purchase, in the ordinary course of business, services from certain subsidiaries of Mesirow. A subsidiary of Mesirow acts as our insurance broker with respect to our management liability and health and welfare insurance programs and policies and, in 2015, earned aggregate commissions of approximately $690,000 from the third-party providers of these policies. Additionally, other subsidiaries of Mesirow provide administrative services to our deferred compensation plans, investment advisory services to our 401(k) plan and investment management services to certain of the Bank’s trust clients, for which the aggregate fees earned in 2015 were approximately $120,000. These relationships were in place prior to Mr. Price joining our Board in August 2015 and were entered into on an arm’s length basis. We believe the terms of these arrangements are comparable to what would be available from unaffiliated third parties. The aggregate revenue earned by Mesirow from these relationships in 2015 was substantially less than 1% of its consolidated annual revenues.
Other. A son of Kevin Van Solkema, one of our executive officers (who is not a named executive officer in this proxy statement), was employed by the Bank beginning in May 2015 and was paid approximately $125,000 for his employment in 2015.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016
Under its charter, the Audit Committee has the sole authority to appoint or replace our independent registered public accounting firm and has direct responsibility for the compensation and oversight of such firm. Our independent registered public accounting firm for the fiscal year ended December 31, 2015 was Ernst & Young LLP (“Ernst & Young”) and the Audit Committee has engaged Ernst & Young for the fiscal year ending December 31, 2016.
Stockholder ratification of the selection of Ernst & Young as our independent auditor is not required. At the annual meeting, however, the Board is submitting for ratification by our stockholders the appointment of Ernst & Young as our independent auditor for the fiscal year ending December 31, 2016 to learn the opinion of stockholders on this selection. If stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will reassess its appointment for 2016. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if it determines that such change would be in the best interests of the Company and our stockholders.
Ernst & Young has served as our independent auditor since 2002.  The Audit Committee annually reviews Ernst & Young’s performance, qualifications and independence through discussions with Company management and the firm’s engagement partner and quality control partner. Additionally, the Audit Committee, at least annually, engages in discussion with Ernst & Young’s engagement partner regarding recent PCAOB reports on the firm’s overall audit quality and performance and any implications that such reports may have on the firm’s planning and approach for conducting the audit of the Company’s financial statements. In considering the reappointment of Ernst & Young for 2016, the Audit Committee reviewed, among other considerations, the quality of services provided, both historically and on the most recent audit; Ernst & Young’s capability and expertise, particularly with respect to the financial services industry and its resources in the Chicago office; the communication and interaction by Ernst & Young’s audit team with the Audit Committee and management; the firm’s independence, objectivity and professional skepticism; and the appropriateness of Ernst & Young’s fees.
The Board has invited representatives of Ernst & Young to be present at the annual meeting, and expects that they will attend. If present, these representatives will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.
Unless marked to the contrary, the shares represented by the accompanying proxy card will be voted “FOR” ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2016.
YOUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

Principal Accounting Firm Fees
The following is a summary and description of the aggregate fees for professional services provided by Ernst & Young to the Company for the fiscal years ended December 31, 2015 and 2014.

	2015	2014
Audit Fees	$1,851,000	$1,722,905
Audit-Related Fees	167,041	105,000
Tax Fees
Compliance	311,553	397,237
Planning and Advice	24,100	45,150
All Other Fees	—	—
Total	$2,353,694	$2,270,292
Audit Fees. Audit fees consist primarily of fees and expenses for the audits of the Company’s annual consolidated financial statements and internal control over financial reporting, as well as the review of interim condensed consolidated financial information included in the Company’s reports filed with the SEC. Also included are fees for services normally provided by an independent auditor in connection with statutory and regulatory filings.
Audit-Related Fees. Audit-related fees consist primarily of fees for attest services related to a SOC 1 report for our asset management group’s custody processing services. The 2015 amount also includes fees for the audit of the financial statements of our 401(k)/employee stock ownership plan.
Tax Fees. Tax compliance fees consist primarily of fees for assistance with tax return preparation, assistance with routine tax audits and related compliance matters. Included within tax compliance fees were approximately $229,000 and $331,000, respectively, in 2015 and 2014 for tax compliance services for clients’ trusts for which we serve as trustee, a substantial portion of which was reimbursed by our clients. Tax planning and advice fees consist primarily of routine on-call and tax advisory services.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy requiring its pre-approval of all audit and permissible non-audit services provided by our independent auditor. The purpose of the pre-approval policy is to assure that the services to be performed by our independent auditor do not impair its independence. The policy identifies the considerations to be assessed by the Committee when presented with services to be performed by our independent auditor for approval.
Under the policy, audit and permissible non-audit services to be performed by our independent auditor must be either specifically pre-approved—i.e., specific engagements pre-approved on a case-by-case basis as the need arises—or generally pre-approved—i.e., included within a list of services, subject in certain cases to pre-approved fee levels on an individual and/or aggregate basis, that have been pre-approved as part of the Committee’s annual approval of the overall policy. Our independent auditor may be engaged by the Company to perform services that have been generally pre-approved by the Committee without obtaining the Committee’s engagement-specific pre-approval.
On an annual basis, the Committee must specifically pre-approve the terms and fees of engagement of the independent auditor for audit services for the current year. In addition, the Committee must specifically pre-approve any services that are either outside the scope of services generally pre-approved as part of the policy or exceed the fee thresholds permitted for general pre-approval for the particular service.

The Committee has designated our Controller the person responsible to monitor the performance of all services provided by the independent auditor and determine whether such services are in compliance with the policy, and the Controller is required to periodically report to the Committee with respect to compliance. The Controller also must report to the Committee, no less frequently than quarterly, any services for which the Company has engaged the independent auditor pursuant to the general pre-approval set forth in the policy.
The Committee has delegated authority to the Chair of the Committee to specifically pre-approve an engagement if the circumstances warrant, provided that the Chair reports any such pre-approval decisions to the Committee promptly and no later than its next meeting. The Committee has not, and may not, delegate to management the Committee’s responsibility to pre-approve permitted services of the independent auditor.
All of the services provided by our independent auditor in 2015 and 2014 were pre-approved by the Committee (or by the Chair under delegated authority) in compliance with the policy.

AUDIT COMMITTEE REPORT
The following Audit Committee Report shall not be deemed incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Acts”), notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent that the Company incorporates such Report by specific reference, and shall not otherwise be deemed filed under such Acts.
The Audit Committee of the Company’s Board of Directors is currently comprised of five outside directors, all of whom are “independent” under Nasdaq listing standards, are financially literate in accordance with Nasdaq listing standards and satisfy the heightened independence requirements applicable to audit committee members under SEC rules. The Board has determined that two of the Committee members, Mr. Rybak and Ms. Collins, qualify as “audit committee financial experts” as defined by SEC rules. The Committee operates under a written charter adopted by the Board. The Board appoints the Audit Committee and its Chair, with the Committee to consist of no fewer than three directors. The Committee assists the Board, through review and recommendation, in its oversight responsibility related to the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and the independent audit process.
The responsibility for the quality and integrity of the Company’s financial statements and the completeness and accuracy of its internal controls and financial reporting process rests with the Company’s management. The Company’s independent registered public accounting firm for 2015, Ernst & Young, is responsible for performing an audit and expressing an opinion as to whether the Company’s financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles and as to the effectiveness of our internal controls over financial reporting based upon the 2013 COSO framework.
The Audit Committee reviewed and discussed with management and Ernst & Young the audited financial statements of the Company for the year ended December 31, 2015. The Audit Committee also reviewed and discussed with Ernst & Young the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).
Ernst & Young also provided the Committee the written disclosures and the letter required by the applicable requirements of the PCAOB, as currently in effect, regarding an independent accountant’s communications with an audit committee concerning independence. The disclosures described the relationships and fee arrangements between the firm and the Company. Consistent with these requirements, the Audit Committee considered whether these relationships and arrangements are compatible with maintaining Ernst & Young’s independence, and has discussed with representatives of Ernst & Young the firm’s independence from the Company.
Based on the above-mentioned reviews and discussions with management and Ernst & Young, the Audit Committee, exercising its business judgment and based on the roles and responsibilities described in its charter, recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.
This report is submitted on behalf of the current members of the Audit Committee:
William R. Rybak (Chair)
Michelle L. Collins
James M. Guyette
Edward W. Rabin
Alejandro Silva

PROPOSAL 3: ADVISORY APPROVAL OF OUR
2015 NAMED EXECUTIVE OFFICERS’ COMPENSATION
Background and Description of the Proposal
Pursuant to rules adopted by the Securities and Exchange Commission, we are presenting the following advisory, non-binding proposal, which gives our stockholders the opportunity to endorse or not endorse the compensation earned by our named executive officers in 2015 by voting for or against the following resolution:
“RESOLVED, that the stockholders approve the 2015 compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related disclosures in the Company’s proxy statement for its 2016 Annual Meeting of Stockholders.”
While this vote is non-binding in nature, we value the opinion of our stockholders and the Board and its Compensation Committee will consider the results of the advisory vote when making its future executive compensation decisions.
We are required to conduct this stockholder advisory vote on executive compensation at least once every three years under applicable SEC rules. At our 2013 Annual Meeting of Stockholders, a majority of the shares voted were cast in favor of holding future advisory votes on executive compensation on an annual basis. After consideration of that stockholder vote, and in line with its recommendation disclosed in our 2013 Proxy Statement, our Board has determined that it intends to include an advisory vote on executive compensation at each annual meeting until such time as the Board determines to again seek stockholders’ input on the frequency of such votes. The Company will be required to hold another stockholder advisory vote on the frequency of votes on executive compensation no later than its 2019 Annual Meeting.
YOUR BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF
OUR 2015 NAMED EXECUTIVE OFFICERS’ COMPENSATION.
Reasons in Support of a Vote “FOR” the Proposal
As more fully described above under “Compensation Discussion and Analysis,” in 2015, our management team continued to grow our company and improve our profitability and stockholder return.
Highlights include:

•	2015 was the seventh consecutive year of improving our bottom line results while continuing our growth.

•	Earnings per share was up 20% to $2.32 in 2015 from $1.94 in 2014 and net income increased 21% compared to 2014.

•	We increased total loans by 12% and total deposits by 10% during 2015 to $13.3 billion and $14.3 billion, respectively.

•	Our total stockholder return for 2015 was 23%, second best within our peer group, and 188% over the last five years.
The 2015 executive compensation decisions made by our Compensation Committee considered the Company’s strategic progress as well as financial and stock price performance. The Committee also understood the need to continue to incentivize future achievement of long-term strategic goals and ensure the retention of a highly effective executive team. The Compensation Committee took into account differentiated individual performance among our executives and balanced that with an evaluation of any potential risks to the Company resulting from actions taken by the executives during the year. The Committee believes its 2015 executive compensation determinations provide competitive compensation that retains and motivates our named executive officers to continue to deliver improving short-term results, but with an eye to the long-term growth, stability and safety of the Company.

This vote is non-binding. However, we highly value the opinions of our stockholders. Accordingly, the Board and the Compensation Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions. We encourage stockholders to review carefully the “Compensation Discussion and Analysis” section of this proxy statement, as well as the compensation tables and related disclosures, for an in-depth discussion and detailed information about the Company’s executive compensation, and to vote “FOR” this proposal.

VOTING AND OTHER INFORMATION
Voting Information
Who Is Entitled to Vote
Only holders of record at the close of business on March 24, 2016 (the record date) will be entitled to vote at our annual meeting. As of the record date, we had 79.3 million outstanding shares of our common stock; we did not have any other outstanding classes of stock. Each share of our common stock is entitled to one vote. In accordance with Delaware law, for the 10 days prior to our annual meeting, a list of registered stockholders entitled to vote at our annual meeting will be available for inspection in the Office of the Corporate Secretary, PrivateBancorp, Inc., 120 South LaSalle Street, Chicago, Illinois 60603. The list also will be available at our annual meeting.
Reviewing Proxy Materials
We are using the SEC’s “e-proxy” or “notice and access” rule that allows us to deliver proxy materials via the Internet instead of mailing printed copies of the proxy statement and other proxy materials to our stockholders.  On April 8, 2016, we distributed to stockholders of record (except those stockholders who have previously requested paper copies of all proxy materials) a Notice of Internet Availability of Proxy Materials with instructions on how to access this proxy statement and other proxy materials at www.envisionreports.com/PVTB and how to submit votes electronically. Such notice also contains instructions on how stockholders may, if desired, request a paper copy of our proxy materials. Stockholders who have previously elected not to receive materials via the Internet will receive a paper copy of our proxy materials via mail.
Voting Information for Registered Holders
If you are a registered holder, meaning that you hold our stock directly (rather than through a bank, broker or other nominee), you may vote in person at our annual meeting or by submitting your vote in advance of the meeting. We encourage our stockholders to submit their votes in advance of the meeting even if you plan to attend in person. You may submit your vote in advance of the meeting (1) by the Internet or telephone using the instructions on your proxy card or Notice of Internet Availability of Proxy Materials or (2) if you received your materials by mail, by marking your vote on your proxy card, signing your name exactly as it appears on your proxy card, dating your proxy card and returning it in the envelope provided. To be counted, your proxy must be received before the polls close at our annual meeting.
You may revoke your proxy and change your vote at any time before the voting polls close at our annual meeting by submitting (1) a properly executed proxy with a later date, (2) a written notice of revocation of your previously executed proxy to our Corporate Secretary or (3) a vote cast in person at our annual meeting (however, attending the meeting without voting will not revoke an earlier delivered proxy).
All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted according to your voting instructions. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with our Board’s recommendations on each matter. If other matters properly come before our annual meeting, the proxies will vote on these matters in accordance with their best judgment.
Voting Information for Company Retirement Plan Participants
If you participate in the PrivateBancorp, Inc. Savings, Retirement & Employee Stock Ownership Plan (the “KSOP”), and your plan account had an investment in shares of our common stock as of the record date, you must provide voting instructions to the plan trustee, Delaware Charter Guarantee & Trust Company d/b/a Principal Trust Company (the “Trustee”), by the Internet, telephone, or executed voting direction card for your shares to be voted according to your instructions. If voting instructions are not received by the Trustee with respect to shares of our common stock allocated to your plan account in the KSOP, such shares will be voted by the Trustee in the same ratio as the shares for which voting directions have been received by the Trustee and in accordance with the Employee Retirement Income Security Act. The deadline to provide voting directions for shares allocated to your plan account in the KSOP is May 16, 2016, at 1:00 a.m., Central time. You will not be able to submit or change voting directions after this deadline. If you own shares both through and outside of the KSOP, you will be required to vote those shares separately.
Voting Information for Beneficial Owners
If you are a beneficial owner, meaning that you hold our stock indirectly in the name of a brokerage, bank or other nominee (commonly referred to as holding shares in “street name”), you should have received these proxy materials from your brokerage, bank or other nominee by mail or email (or other electronic delivery format) with information on how to submit your voting instructions. If you are a beneficial owner and you do not provide voting instructions to your brokerage, bank or other nominee, your shares will be treated as a “broker non-vote,” with respect to Proposals 1 and 3, and may be voted in the discretion of your brokerage, bank or other nominee solely on Proposal 2 as described under “Vote Requirements” below. To change any of your previously provided voting instructions, or if you have questions about voting your shares, please contact your brokerage, bank or other nominee directly.
Shares Required to Hold our Annual Meeting
In order to hold our annual meeting, a quorum representing holders of a majority of the voting power of our common stock must be present in person or represented by proxy. We intend to include as present: shares present in person but not voting; shares for which we have received proxies but for which holders have abstained from voting; and shares represented by proxies returned by a bank, broker, or other nominee holding the shares
Vote Requirements
Proposal 1: Election of Directors. Directors are elected by a plurality of the votes cast, meaning that the 11 director nominees who receive the highest number of shares voted “for” their election are elected. You may note “for” or “withhold” authority to vote for each of the director nominees. If you “withhold” authority to vote with respect to one or more director nominees, your vote will have no effect on the election of such nominees. Broker non-votes will have no effect on the election of nominees.
Proposal 2: Ratification of the Appointment of our Independent Auditor. Adoption of Proposal 2 requires the affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote on the matter, meaning that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved. You may vote “for,” “against,” or “abstain.” If you “abstain” from voting with respect to Proposal 2, your vote will have the same effect as a vote “against” the proposal.
Proposal 3: Approval of our 2015 Named Executive Officers’ Compensation on an Advisory Basis. Adoption of Proposal 3 requires the affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote on the matter, meaning that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved. You may vote “for,” “against,” or “abstain.” If you “abstain” from voting with respect to Proposal 3, your vote will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the vote for this proposal because they are not considered to be “entitled to vote” on the matter. Proposal 3 is advisory in nature and therefore not binding, but the Board will consider the vote results.

Proxy Solicitation Agent
If you have any questions or need assistance in submitting your proxy, voting your shares or need additional copies of this proxy statement or the accompanying proxy card, you should contact our proxy solicitation agent, Alliance Advisors, LLC, at (973) 873-7700 or at:
Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Cost of Proxy Solicitation
We will pay the cost of soliciting proxies. In addition to soliciting proxies by mail or electronic delivery, we also may use our directors, officers and other employees to solicit proxies either personally or by telephone, facsimile, mail or email. None of these directors, officers or employees will receive any additional or special compensation for soliciting proxies. In addition, we have retained Alliance Advisors, LLC, to assist us in the solicitation of proxies for a fee of $8,000 plus expenses. We also will reimburse brokerages, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock.
Admission to the Annual Meeting
All holders of our common stock as of the record date (March 24, 2016) and persons holding valid proxies from such stockholders are invited to attend our annual meeting. To attend to the meeting, you will be asked to present valid, government-issued photo identification and the following:

•	Registered stockholders. Your Notice of Internet Availability of Proxy Materials or your proxy card.

•	Beneficial/street name holders. A letter from your brokerage or bank, or a brokerage statement, evidencing ownership of shares of PrivateBancorp, Inc. common stock as of the record date.

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Note, however, that if you also would like to vote in person at the meeting (as opposed to voting in advance according to the instructions provided by your brokerage or bank and attending the meeting without voting in person), you must also present a legal proxy from your brokerage, bank or other nominee.

•	Persons holding valid proxies. One of the following:

◦	a proxy from a registered stockholder—a written legal proxy granted to you and signed by the registered stockholders; or

◦
a proxy from a beneficial/street name stockholder—a written legal proxy granted by the brokerage firm or bank holding the shares to the beneficial stockholder, in assignable form, and a written legal proxy granted by the beneficial stockholder to you, together with a brokerage or bank statement or Notice of Internet Availability of Proxy Materials showing the beneficial owner’s shares as of the record date.

Householding of Proxy Materials
The SEC’s proxy rules permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement and annual report with separate proxy cards, or Notice of Internet Availability of Proxy Materials, to those stockholders. This method of delivery, often referred to as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. We are not householding materials for our registered stockholders in connection with the Annual Meeting; however, we have been informed that certain intermediaries will household our proxy materials.

If a brokerage, bank or other nominee holds your shares, this means that:

•
Only one proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, will be delivered to multiple stockholders sharing an address unless you notify Broadridge at (800) 542-1061 or Householding Department, 51 Mercedes Way, Edgewood, NY 11717, to inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

•
You can contact us by calling (312) 564-2000 or by writing to PrivateBancorp, Inc., 120 South LaSalle Street, Suite 400, Chicago, IL 60603, Attention: Investor Relations, to request a separate copy of the proxy statement and annual report for the Annual Meeting and for future meetings or you can contact your bank or broker to make the same request.

•	You can request delivery of a single copy of annual reports or proxy statements from your brokerage if you share the same address as another stockholder.
If you have any questions or need assistance in submitting your proxy, voting your shares or need additional copies of this proxy statement or the accompanying proxy card, you should contact our proxy solicitation agent, Alliance Advisors, LLC, at (973) 873-7700 or at 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003.
Advance Notice of Business to Be Conducted at an Annual Meeting of Stockholders
The only business that may be conducted at an annual meeting of stockholders is business brought by or at the direction of the Board and proper matters submitted in advance by a stockholder. Our by-laws set forth the advance notice procedures for a stockholder to properly bring business before an annual meeting. To be timely, a stockholder must give the required information to our Corporate Secretary not less than 120 days prior to the annual meeting date.
We have currently scheduled the 2017 annual meeting for May 25, 2017, although we reserve the right to change this date by publicly announcing or otherwise notifying stockholders of the new meeting date. If the 2017 annual meeting is held on May 25, 2017 as currently scheduled, the deadline for advance notice by a stockholder would be January 25, 2017. If we were to change the meeting date, notice by a stockholder to bring business before the 2017 annual meeting will be timely if received not later than 120 days prior to the revised meeting date; provided, however, that in the event that less than 130 days’ notice or prior public disclosure of the revised meeting date is given, notice by a stockholder will be timely if received by the close of business on the 10th day following the date on which our notice to stockholders of the annual meeting date was mailed or public disclosure of the meeting date was made.
The advance notice by a stockholder must include the name and address of the stockholder proposing the business, a brief description of the proposed business, the number of shares of our common stock that the stockholder beneficially owns, and any material interest of the stockholder in such business. In the case of nomination to the Board, certain information regarding the nominee must be provided. These requirements apply to any matter that a stockholder wishes to raise at an annual meeting, including any matters raised outside of the procedures of Rule 14a-8 under the Securities Exchange Act. Nothing in this paragraph shall be deemed to require us to include in our proxy statement or the proxy card relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission.
Stockholder Proposals Included in Proxy Statement
If a stockholder seeks to have a proposal considered for inclusion in the Company’s proxy statement and proxy card for our 2017 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act, the required notice under Rule 14a-8 must be received by December 9, 2016 by our Corporate Secretary at our executive offices at 120 South LaSalle Street, Chicago, Illinois 60603. Any such proposal will be subject to the requirements of Rule 14a-8.

This deadline applies assuming the date of our 2017 annual meeting is not moved by more than 30 days from the anniversary of the 2016 annual meeting. If, however, our 2017 annual meeting is moved by more than 30 days from the anniversary of the 2016 annual meeting, than the deadline is a reasonable time before we begin to print and send our 2017 proxy materials.
Other Matters Which May Properly Come Before the Annual Meeting
The Board knows of no other matter which will be presented for consideration at the meeting other than as stated in the Notice of Annual Meeting of Stockholders.  If, however, other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented thereby on such matters in accordance with their best judgment.
Whether or not you intend to be present at the meeting, you are urged to vote by promptly returning your proxy card, or by voting through the Internet or via telephone.  If you are a record holder and are present at the meeting and wish to vote your shares in person, your proxy may be revoked by voting at the meeting.

By order of the Board of Directors,

Jennifer R. Evans General Counsel and Secretary

PrivateBancorp, Inc.

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IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy form, you may choose one of the voting methods below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 19, 2016.

Vote by Internet

- Go to **www.envisionreports.com/PVTB** or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free **1-800-652-VOTE (8683)** within the United States, U.S. territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold
01 - Diane M. Aigotti	☐	☐	06 - James B. Nicholson	☐	☐
02 - Norman R. Bobins	☐	☐	07 - Richard S. Price	☐	☐
03 - Michelle L. Collins	☐	☐	08 - Edward W. Rabin	☐	☐
04 - James M. Guyette	☐	☐	09 - Larry D. Richman	☐	☐
05 - Cheryl Mayberry McKissack	☐	☐	10 - William R. Rybak	☐	☐
			11 - Alejandro Silva	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. If signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST SIGN AND DATE THIS FORM IN SECTION B ABOVE

C 1234567890 JNT
1 U P X 2 7 3 6 3 1 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02BBVC

B-1

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PrivateBancorp, Inc.

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Proxy Form — PrivateBancorp, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PRIVATEBANCORP, INC. FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS, MAY 19, 2016

The undersigned hereby (i) appoints Jennifer R. Evans and Kevin M. Killips, or either of them, as proxy holder and attorney, with full power of substitution, to appear and vote all of the shares of Common Stock of PrivateBancorp, Inc. that the undersigned would be entitled to vote on all matters which may properly come before the Annual Meeting of Stockholders of PrivateBancorp, Inc., to be held at The PrivateBank Conference Center, 120 South LaSalle Street, Lower Level, Chicago, Illinois 60603, on May 19, 2016, and at any adjournment(s) or postponement(s) thereof, hereby revoking any and all proxies heretofore given and (ii) authorizes and directs said proxy holders to vote all of the shares of Common Stock of PrivateBancorp, Inc. represented by this proxy in accordance with the directions indicated on the reverse side of this form, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjouments or postponements thereof. If no directions are given, said shares will be voted "For" each of the nominees in Proposal 1 and "For" Proposals 2 and 3.

Please Vote, Sign, Date And Return The Proxy Card Promptly Using The Enclosed Envelope.

(Continued and to be signed on reverse side.)

C Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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